Exhibit 1.2

SUPPORT AGREEMENT

between

NEWMONT MINING CORPORATION

- and -

NEWMONT MINING B.C. LIMITED

- and -

MIRAMAR MINING CORPORATION

October 8, 2007

i

SUPPORT AGREEMENT

THIS AGREEMENT made the 8th day of October, 2007,

BETWEEN:

NEWMONT MINING CORPORATION, a corporation existing under the laws of Delaware,

(hereinafter called “Newmont”),

- and -

NEWMONT MINING B.C. LIMITED, a corporation existing under the laws of British Columbia,

(hereinafter called “Offeror”),

- and -

MIRAMAR MINING CORPORATION, a corporation existing under the laws of British Columbia,

(hereinafter called “Miramar”)

WHEREAS Newmont desires to acquire all of the Common Shares (as defined in this Agreement) not currently owned by it or its affiliates through its indirect, wholly-owned subsidiary and is prepared to cause Offeror to make the Offer (as defined in this Agreement);

AND WHEREAS contemporaneously herewith, Offeror has entered into lock-up agreements (the “Lock-Up Agreements”) with the directors and senior officers of Miramar (the “Locked-Up Shareholders”) pursuant to which, among other things, each Locked-Up Shareholder has agreed to tender to Offeror all of the Common Shares held or hereafter acquired by him, all on the terms and subject to the conditions set forth in the Lock-Up Agreement;

AND WHEREAS the board of directors of Miramar (the “Board of Directors”) has unanimously determined, after receiving financial and legal advice, that it would be in the best interests of Miramar for the Board of Directors to co-operate with Offeror, take all reasonable action to support the Offer and to recommend acceptance of the Offer to Shareholders (as defined in this Agreement) in writing, all on the terms and subject to the conditions contained in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereby covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1                                                                               Definitions

In this Agreement (including the Schedules hereto), the following terms shall have the following meanings, and grammatical variations shall have the respective corresponding meanings, unless otherwise expressly stated or the context requires otherwise:

(a)                                  “1933 Act” means the Securities Act of 1933, as amended, of the United States;
(b)                                 “1934 Act” means the Securities Exchange Act of 1934, as amended, of the United States;
(c)                                  “Acquisition Proposal” means any offer, proposal or inquiry from any person or group of persons after the date hereof relating to: (i) any acquisition or purchase, direct or indirect, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of Miramar and the Miramar Subsidiaries or 20% or more of the voting or equity securities of Miramar or any of the Miramar Subsidiaries (or rights or interests therein or thereto) whose assets or revenue, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of Miramar, (ii) any take-over bid or exchange offer that, if consummated, would result in such person or group of persons beneficially owning 20% or more of any class of voting or equity securities of Miramar or any of the Miramar Subsidiaries whose assets or revenue, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of Miramar, or (iii) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Miramar or any of the Miramar Subsidiaries whose assets or revenue, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenue, as applicable, of Miramar;
(d)                                 “affiliate” has the meaning ascribed thereto in the Securities Act;
(e)                                  “Alternative Transaction” has the meaning set out in Section 6.9;
(f)                                    “Applicable Securities Laws” has the meaning set out in Section 2.1(b);
(g)                                 “BCBCA” means the Business Corporations Act (British Columbia);
(h)                                 “Board of Directors” has the meaning set out in the Recitals to this Agreement;
(i)                                     “business day” means any day (other than a Saturday or Sunday) on which commercial banks located in the City of Toronto, Canada, the City of Denver, United States and the City of Vancouver, Canada are open for the conduct of business;
(j)                                     “Circular” has the meaning set out in Section 2.1(b);
(k)                                  “Commissioner” has the meaning set out in Section 6.1(b)(i);
(l)                                     “Common Share” means a common share in the capital of Miramar;

(m)                               “Competition Act” has the meaning set out in Section 6.1(b)(i);
(n)                                 “Compulsory Acquisition” has the meaning set out in Section 2.5;
(o)                                 “Contemplated Transactions” means the Offer, the entering into of the Lock-Up Agreements, the consummation of the transactions contemplated in this Agreement (including for greater certainty, any Pre-Acquisition Reorganization) and all actions and negotiations in the contemplation thereof, including the Offer, the take-up of Common Shares under the Offer, the Lock-Up Agreements, any Compulsory Acquisition, any Subsequent Acquisition Transaction and any subsequent amalgamation of the Offeror and Miramar;
(p)                                 “Convertible Securities” has the meaning set out in Section 2.1(a);
(q)                                 “Directors’ Circular” has the meaning set out in Section 2.1(g)(vi);
(r)                                    “Disclosure Letter” means the letter of disclosure dated the date of this Agreement  and signed by one or more senior officers of Miramar and delivered to Offeror;
(s)                                  “Effective Time” has the meaning set out in Section 5.1;
(t)                                    “Encumbrance” includes any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, adverse claim, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;
(u)                                 “Expense Reimbursement Payment” has the meaning set out in Section 7.2(b);
(v)                                 “Expiry Time” has the meaning set out in Section 2.1(e);
(w)                               “Financial Advisors” means BMO Nesbitt Burns Inc. and Paradigm Capital Inc.;
(x)                                   “fully-diluted basis” means, with respect to the number of outstanding Common Shares at any time, the number of Common Shares that would be outstanding if all rights to acquire Common Shares were exercised, other than those that are not, and cannot in accordance with their terms, become exercisable within 120 days following the Expiry Time, but including, for the purposes of this calculation, all Common Shares issuable upon the exercise of Options whether vested or unvested, but excluding, for the purposes of this calculation, all Common Shares issuable upon the exercise of the Warrants;
(y)                                 “Governmental Entity” means:
(i)                  any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign;
(ii)               any subdivision, agent or authority of any of the foregoing; or

(iii)            any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;
(z)                                   “HSR Act” means the Hart-Scott-Rodino Anititrust Improvements Act of 1976, as amended;
(aa)                            “Information” means the information regarding the Company that is included in the following documents that have been filed by the Company on the System for Electronic Document Analysis and Retrieval commonly known as SEDAR: annual information form dated March 28, 2007, management information circular filed on April 12, 2007,  annual audited financial statements for the years ended December 31, 2006 and 2005 and the management’s discussion and analysis thereon, interim financial statements for the three and six month periods ended June 30, 2007 and the management’s discussion and analysis thereon, press releases filed since January 31, 2007, and material change reports filed since January 31, 2007;
(bb)                          “Joint Ventures” means any person (other than a Miramar Subsidiary) in which Miramar, directly or indirectly, owns an equity interest;
(cc)                            “Latest Mailing Time” has the meaning set out in Section 2.1(b);
(dd)                          “Laws” means any applicable laws including supranational, national, provincial, state, municipal and local civil, commercial, banking, securities, tax, personal and real property, security, mining, environmental, water, energy, investment, property ownership, land use and zoning, sanitary, occupational health and safety laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, ordinances, protocols, codes, guidelines, policies, notices, directions or other requirements of any Governmental Entity;
(ee)                            “Lock-Up Agreements” has the meaning set out in the recitals to this Agreement and each, a “Lock-Up Agreement”;
(ff)                                “Locked-Up Shareholders” has the meaning set out in the recitals to this Agreement;
(gg)                          “Material Adverse Effect” means, in respect of any person, an effect that is, or would reasonably be expected to be, material and adverse to the business, properties, assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, condition (financial or otherwise), operations, results of operations or prospects, of that person and its Subsidiaries taken as a whole, other than any effect:
(i)                  affecting the gold mining industry in general;
(ii)               relating to a change in the market trading price of shares of that person, either:

(A)                              related to this Agreement and the Offer or the announcement thereof, or

(B)                                related to such a change in the market trading price primarily resulting from a change, effect, event or occurrence excluded from this definition of Material Adverse Effect under clauses (i) or (iii) hereof; or

(iii)            relating to any generally applicable change in applicable Laws or regulations (other than orders, judgments or decrees against that person or any of its Subsidiaries) or in applicable generally accepted accounting principles;

provided, however, that such effect referred to in clause (i) or (iii) above does not primarily relate to (or have the effect of primarily relating to) that person and its Subsidiaries, taken as a whole, or disproportionately adversely affect that person and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the industry in which that person and its Subsidiaries operate;

(hh)                          “Minimum Tender Condition” has the meaning set out in item (a) of Schedule A;
(ii)                                  “Miramar Parties” has the meaning set out in Section 6.2(a);
(jj)                                  “Miramar Shareholders” means all Shareholders other than Offeror and Newmont Subsidiaries;
(kk)                            “Miramar Subsidiaries” means Subsidiaries of Miramar;
(ll)                                  “Offer” has the meaning set out in Section 2.1(a);
(mm)                      “Offer Price” has the meaning set out in Section 2.1(a);
(nn)                          “Offeror” has the meaning set out in the recitals to this Agreement;
(oo)                          “Offeror Assignee” has the meaning set out in Section 7.2(c);
(pp)                          “Officer’s Certificate” means a certificate of the Chief Executive Officer or other officer of Miramar acceptable to Offeror in such officer’s capacity as an officer of Miramar and not in such officer’s personal capacity;
(qq)                          “Options” means outstanding options to acquire Common Shares under the Stock Option Plan;
(rr)                                “party” means a party to this Agreement, unless the context otherwise requires;
(ss)                            “person” includes an individual, general partnership, limited partnership, corporation, company, limited liability company, unincorporated organization, trust, trustee, executor, administrator or other legal representative;
(tt)                                “Pre-Acquisition Reorganization” has the meaning set out in Section 6.8;
(uu)                          “Regulatory Laws” means the Competition Act (Canada), the Investment Canada Act (Canada), the HSR Act and all other applicable supranational, national, federal, state, provincial and local laws, statutes, rules and regulations designed or intended to prohibit, restrict or regulate foreign investment or actions having the purpose or effect of monopolizing or restraining trade or lessening competition;
(vv)                          “Reporting Jurisdictions” means all of the provinces and territories of Canada collectively;
(ww)                      “Right to Match Period” has the meaning set out in Section 6.2(h);

(xx)                              “Securities Act” means the Securities Act (Ontario);
(yy)                          “Shareholders” means the holders of Common Shares;
(zz)                              “Stock Exchanges” means the Toronto Stock Exchange and the American Stock Exchange collectively;
(aaa)                      “Stock Option Plan” means Miramar’s stock option plan;
(bbb)                   “Subscription Agreement” means the subscription agreement dated November 17, 2005 between Miramar and Newmont Mining Corporation of Canada Limited;
(ccc)                      “Subsequent Acquisition Transaction” has the meaning set out in Section 2.6;
(ddd)                   “Subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a Subsidiary;
(eee)                      “Superior Proposal” has the meaning set out in Section 6.2(a);
(fff)                            “Regulation S” means Regulation S under the 1933 Act;
(ggg)                   “Tax” or “Taxes” means, with respect to any person, all supranational, federal, state, local, provincial, branch or other taxes of whatsoever nature, including income, gross receipts, windfall profits, value added, severance, ad valorem, property, capital, net worth, production, sales, use, licence, excise, franchise, employment, environmental taxes, sales taxes, use taxes, value added taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, pension plan premiums, severance taxes, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, mining taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Entity, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties;
(hhh)                   “Tax Act” means the Income Tax Act (Canada);
(iii)                               “Termination Payment” has the meaning set out in Section 7.2(a);
(jjj)                               “Termination Payment Event” has the meaning set out in Section 7.2(a);
(kkk)                      “Warrants” means the 18,500,000 warrants issued by Miramar to Newmont Mining Corporation of Canada Limited pursuant to the Subscription Agreement.

1.2                                                                               Construction and Interpretation

In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)                                  references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular Section of or Schedule to this Agreement;
(b)                                 references to a “Section” or a “Schedule” are references to a Section of or Schedule to this Agreement;
(c)                                  words importing the singular shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders;
(d)                                 the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;
(e)                                  references to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations, rules and interpretations issued thereunder or pursuant thereto;
(f)                                    references to any agreement or document shall be to such agreement or document (together with the schedules and exhibits attached thereto), as it may have been or may hereafter be amended, modified, supplemented, waived or restated from time to time;
(g)                                 wherever the term “includes” or “including” is used, it shall be deemed to mean “includes, without limitation” or “including, without limitation”, respectively; and
(h)                                 references to the knowledge of a party means the actual knowledge of the senior officers of such party.

1.3                                                                               Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in Canadian dollars.

1.4                                                                               Disclosure Letter

Contemporaneously with the execution and delivery of this Agreement, Miramar is delivering to Offeror and Newmont the Disclosure Letter required to be delivered pursuant to this Agreement, which is deemed to constitute an integral part of this Agreement and to modify the representations, warranties and covenants of Miramar contained in this Agreement; provided that no disclosures set forth in the Disclosure Letter will modify any particular representation, warranty or covenant of Miramar contained in this Agreement except for such disclosures, if any, as are set forth in the Disclosure Letter under a Section heading that corresponds to the Section of the Agreement containing the particular representation, warranty or covenant.

1.5                                                                               Schedules

The Schedules to this Agreement, as listed below, are an integral part of this Agreement:

Schedule	Description
A	Conditions of the Offer

B	Representations and Warranties of Offeror
C	Representations and Warranties of Miramar

ARTICLE 2
THE OFFER

2.1                                                                               The Offer

(a)                                  Offeror and Miramar shall promptly jointly publicly announce Miramar’s support of the offer (the “Offer”) to purchase all outstanding Common Shares, including Common Shares issuable (and that, prior to the Expiry Time (as defined below), are actually issued) upon the exercise of Options, upon the exercise of the Warrants and upon the conversion, exchange or exercise of other securities of Miramar that are convertible into or exchangeable or exercisable for Common Shares (together with the Options and Warrants collectively, the “Convertible Securities”) but excluding all Common Shares owned by Offeror and its affiliates, at a price per Common Share of $6.25 in cash (the “Offer Price”).  The term “Offer” shall include any amendments to, or extensions of, the Offer made in accordance with the terms of this Agreement, including, subject to Section 2.1(f), removing or waiving any condition or extending the date by which Common Shares may be deposited.  Offeror shall not be required to make the Offer in any jurisdiction where it would be illegal to do so.
(b)                                 The Offeror shall prepare the Offer and accompanying take-over bid circular (collectively, the “Circular”) in both the English and French languages as circumstances require, in all material respects in accordance with the Securities Act and the regulations thereunder, the 1934 Act and all other applicable securities laws (collectively, “Applicable Securities Laws”). Offeror shall mail the Circular in accordance with Applicable Securities Laws to each registered holder of Common Shares as soon as reasonably practicable and, in any event, not later than 11:59 p.m. (Toronto time) on October 31, 2007 (such time on such date being referred to in this Agreement as the “Latest Mailing Time”); provided, however, that if the mailing of the Circular is delayed by reason of:
(i)                  an injunction, order or any other action made or taken by a court or regulatory authority of competent jurisdiction, then, provided that such injunction, order or other action is being contested or appealed by the Offeror, the Latest Mailing Time shall be extended to 11:59 p.m. (Toronto time) on the fifth business day following the date on which such injunction, order or other action ceases to be in effect;
(ii)               the Offeror not having obtained any regulatory waiver, consent or approval that is necessary to permit the Offeror to mail the Offer, then, provided that such regulatory waiver, consent or approval is being actively sought, the Latest Mailing Time shall be extended to 11:59 p.m. (Toronto time) on the fifth business day following the date on which such waiver, consent or approval is obtained; or
(iii)            Miramar not having provided to Offeror the Directors’ Circular in accordance with Section 2.1(g)(vi), or not having provided Offeror with such other assistance in the preparation for mailing of the Circular as may be reasonably requested by Offeror in order that the Circular comply in all material respects with Applicable Securities Laws, or not having provided the lists referred to in Section 2.1(g)(vii), then the Latest Mailing Time shall be extended to 11:59 p.m. (Toronto time) on the fifth business day following the date on which Miramar supplies such necessary documents, information, lists or other assistance.
(c)                                  Prior to the printing of the Circular, Offeror shall provide Miramar and its counsel with a reasonable opportunity to review and comment on it, recognizing that whether or not such comments are appropriate will be determined by Offeror, acting reasonably.
(d)                                 Provided all of the conditions to the Offer set out in Schedule A hereto shall have been waived (where permitted by this Agreement) by Offeror or satisfied, Offeror shall take up and pay for all of the Common Shares tendered under the Offer as soon as reasonably practicable and, in any event, not later than three business days following the time at which Offeror becomes entitled to take-up such Common Shares under the Offer pursuant to Applicable Securities Laws.
(e)                                  The Offer shall be made in accordance with Applicable Securities Laws and shall expire not earlier than midnight (Toronto time) on the 36th day after the date that the Offer was first commenced within the meaning of the Securities Act, subject to the right of Offeror to extend (not more than twice unless Common Shares deposited under the Offer have, on or before the third or subsequent extension, been taken up) from time to time the period during which Common Shares may be deposited under the Offer (such time on such date, as the same may be extended, is referred to in this Agreement as the “Expiry Time”). The Offer shall be subject to the conditions set forth in Schedule A to this Agreement. Offeror shall use all reasonable efforts to consummate the Offer, subject to the terms and conditions hereof and thereof.
(f)                                    Offeror may, in its sole discretion, modify or waive any term or condition of the Offer; provided that Offeror shall not, without the prior consent of Miramar, not to be unreasonably withheld, increase or decrease the Minimum Tender Condition, impose additional conditions to the Offer, decrease the consideration per Common Share, decrease the number of Common Shares in respect of which the Offer is made, change the form of consideration payable under the Offer (other than to increase the total consideration per Common Share and/or add additional consideration or consideration alternatives) or otherwise vary the Offer or any terms or conditions thereof (which, for greater certainty, does not include a waiver of a condition) in a manner that is adverse to the Shareholders.
(g)                                 The obligation of Offeror to mail the Offer is conditional on the prior satisfaction of the following conditions, all of which conditions are included for the sole benefit of Offeror and any or all of which may be waived by Offeror in whole or in part in its sole discretion (other than the condition set out in Section 2.1(g)(iv) below, which must be waived if Offeror has failed to use its commercially reasonable efforts to obtain such assurances) without prejudice to any other right it may have under this Agreement and which conditions shall be deemed to have been waived by the making of the Offer:
(i)                  the obligations of Offeror under this Agreement shall not have been terminated pursuant to Section 7.1;

(ii)               the Lock-Up Agreements shall have been duly executed and delivered by each of the Locked-Up Shareholders on or before the date of this Agreement;
(iii)            no change, effect, event, circumstance, occurrence or state of facts (other than a change, effect, event, circumstance, occurrence or state of facts caused by Offeror or any person acting jointly or in concert with Offeror) shall have occurred that would render it impossible for one or more of the conditions set out on Schedule A hereto to be satisfied;
(iv)           assurances satisfactory to Offeror, acting reasonably, shall have been received by Offeror that all waivers, rulings or orders necessary for Offeror to make the Offer and to mail to the Shareholders the Circular have been or will be obtained from all applicable securities commissions or other regulatory authorities;
(v)              the Board of Directors shall have determined that the Offer is fair from a financial point of view to all Miramar Shareholders and that the Offer is in the best interests of Miramar and, accordingly, shall have unanimously approved the entering into of this Agreement and the making of a recommendation that Miramar Shareholders accept the Offer and shall not have withdrawn such recommendation or changed, modified or qualified such recommendation in a manner that has substantially the same effect as a withdrawal or taken any other action or made any other public statement in connection with the Offer that is inconsistent with such recommendation;
(vi)           the Board of Directors shall have prepared and by unanimous vote approved in final form and printed for distribution to registered Shareholders and delivered to the depositary under the Offer, at its offices in Toronto, Ontario on or before 9:00 a.m. (Toronto time) five business days before the date Offeror has advised Miramar that Offeror intends to mail the Circular a sufficient quantity of commercial copies of a directors’ circular (the “Directors’ Circular”) in both the English and French languages unanimously recommending that Miramar Shareholders accept the Offer;
(vii)        on or before the delivery of the Directors’ Circular, Miramar shall have provided or caused to be provided to Offeror a list of all of the registered Shareholders and holders of Convertible Securities, in each case in electronic form and as of five business days after the date of this Agreement, and such list of participants in book based nominee registrants such as CDS & Co. and CEDE & Co. and non-objecting beneficial owners of Common Shares as may be made available to Miramar upon request, in each case including address and security holding information for each person, and Miramar shall from time to time thereafter promptly provide or cause to be provided supplements of such lists to reflect any changes to the Shareholders and holders of Convertible Securities, as applicable;
(viii)     Miramar shall have complied in all respects with its covenants in Section 6.2 and in all material respects with its other covenants in this Agreement and shall have confirmed to Offeror that it has demanded that all third parties: (A) with whom it has discussed an Acquisition Proposal; (B) to whom it has delivered a confidential information memorandum regarding its assets, operations or securities; or (C) who have otherwise received any confidential information about Miramar or any Miramar Subsidiary, in each case since January 1, 2006, either return any such confidential information or certify its destruction;
(ix)             all representations and warranties of Miramar set forth in this Agreement shall be true and correct in all material respects at the time of the making of the Offer;
(x)                no Material Adverse Effect in respect of Miramar and the Miramar Subsidiaries, taken as a whole, shall have occurred since December 31, 2006;
(xi)             no cease trade order, injunction or other prohibition at Law shall exist against Offeror making the Offer or taking up or paying for Common Shares deposited under the Offer; and
(xii)          Miramar shall have provided to Offeror an Officer’s Certificate confirming the satisfaction of any of the foregoing conditions as Offeror shall reasonably request.
(h)                                 Miramar shall provide Offeror and its counsel with a reasonable opportunity to review and comment on the Directors’ Circular prior to its printing, recognizing that whether or not such comments are appropriate will be determined by Miramar, acting reasonably. The Directors’ Circular shall include a copy of the written fairness opinions of the Financial Advisors referred to in Section 2.2.
(i)                                     Miramar shall provide to Offeror an Officer’s Certificate, dated the date of the mailing of the Circular and again on the date of the first take-up under the Offer, to the effect that Miramar, as of such date, has complied in all material respects with its covenants and obligations under this Agreement to be complied with at or prior to such date (without giving effect to, applying or taking into consideration any materiality qualification already contained in such covenant or obligation) and that the representations and warranties made by Miramar in this Agreement are true and correct as of such date (except for those expressly stated to speak at or as of an earlier time) without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualifications already contained within such representation and warranty, where any inaccuracies in the representations and warranties, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect in respect of Miramar or materially and adversely affect the ability of Offeror to proceed with the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction or, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, reasonably be expected to have a Material Adverse Effect on Offeror.
(j)                                     If, on or after the date hereof, the Board of Directors declares, sets aside for payment, makes or pays any dividend or other distribution payable in cash, securities, property or otherwise in respect of the Common Shares which dividend or distribution is payable or distributable to Shareholders on a record date which is prior to the date of transfer of such Common Shares into the name of Offeror or its nominee on the share register maintained by or on behalf of Miramar, then the Offer Price shall be reduced by the amount of the cash dividend or the value of any non-cash distribution.

2.2                                                                               Fairness Opinion and Miramar Support for the Offer

(a)                                  Miramar represents and warrants to and in favour of Offeror, and acknowledges that Offeror is relying upon such representations and warranties in entering into this Agreement, that as of the date hereof:
(i)                  the Financial Advisors have delivered oral opinions to the Board of Directors to the effect that the consideration to be received under the Offer is fair from a financial point of view to all Miramar Shareholders;
(ii)               the Board of Directors, upon consultation with its financial and legal advisors, has unanimously determined that the Offer is fair from a financial point of view to all Miramar Shareholders and that the Offer is in the best interests of Miramar and accordingly, has unanimously approved the entering into of this Agreement and the making of a recommendation that Miramar Shareholders accept the Offer; and
(iii)            each member of the Board of Directors has agreed to support the Offer and has agreed that the press release to be issued by Offeror announcing the Offer may so state and that references to such support may be made in the Circular and other documents relating to the Offer.

Miramar shall prepare and make available for distribution contemporaneously and together with the mailing of the Circular, in both the English and French languages as circumstances may require, sufficient commercial copies of the Directors’ Circular, prepared in all material respects in accordance with all Applicable Securities Laws and delivered in accordance with Section 2.1(g)(vi), which shall reflect the determinations and recommendation and agreement by the Board of Directors referred to in Section 2.2(a). Miramar shall take all reasonable actions to support the Offer and ensure the success of the Offer in accordance with, and subject to, this Agreement.

(b)                                 Miramar shall provide to Offeror upon request all information pertaining to Miramar and the Miramar Subsidiaries that is necessary or desirable for the preparation of the Circular. Miramar represents, warrants and covenants that such information will be true, complete and correct in all material respects as at the date of the Circular and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Miramar shall provide Offeror with such other assistance in the preparation of the Circular as may be reasonably requested by Offeror.

2.3                                                                               Waiver of Standstill

Miramar consents, pursuant to the provisions of Section 8 of the Subscription Agreement to the making of the Offer and the consummation of Contemplated Transactions. Miramar and the Offeror further agree that the provisions of Section 8 of the Subscription Agreement cease to apply to the Offeror and its affiliates in their entirety until the earlier of (i) the Expiry Time (if Offeror has not publicly announced its intention to take up Common Shares deposited under the Offer), and (ii) the acquisition by Offeror of Common Shares that result in Offeror and its affiliates beneficially owning at least 50.01% of the Common Shares.

2.4                                                                               Outstanding Stock Options

The Board of Directors has resolved to (i) permit all persons holding Options, which by their terms are otherwise currently exercisable or not, to exercise or surrender such Options, including, if permitted by the Stock Exchanges, by causing the vesting thereof to be accelerated, by way of cashless exercise, which exercise may be conditional upon the Offeror taking up and paying for Common Shares under the Offer; and (ii) cause each outstanding Option that has not been exercised (including any conditional exercise as contemplated in (i) above) to be terminated, upon the take-up and payment by the Offeror pursuant to the Offer of such number of Common Shares that satisfies the Minimum Tender Condition.

2.5                                                                               Directors

Promptly upon the take-up and payment by the Offeror pursuant to the Offer of such number of Common Shares that, together with the Common Shares held by the Offeror and its affiliates, constitutes at least 66 2/3% the outstanding Common Shares (calculated on a fully-diluted basis), the Offeror shall designate the directors of the Board of Directors, and any committees thereof, and the Company shall not frustrate the Offeror’s attempts to do so, and covenants to cooperate with the Offeror, subject to applicable Laws, to obtain the resignation of the then incumbent directors effective on the date, not more than five business days later, specified by the Offeror and facilitate the Offeror’s designees to be elected or appointed to the Board of Directors.

2.6                                                                               Subsequent Acquisition Transaction

If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the outstanding Common Shares as at the Expiry Time, excluding Common Shares held by or on behalf of Offeror or an “affiliate” (as such term is defined in the BCBCA) of Offeror at the date of the Offer, Offeror may, to the extent possible, acquire (a “Compulsory Acquisition”) the remainder of the Common Shares from those Shareholders who have not accepted the Offer pursuant to section 300 of the BCBCA. If that statutory right of acquisition is not available or Offeror chooses not to avail itself of such statutory right of acquisition, Offeror will use its commercially reasonable efforts to pursue other means of acquiring the remaining Common Shares not tendered to the Offer, provided that the consideration per Common Share offered in connection with such other means of acquiring such Common Shares shall be at least equivalent in value to the consideration per Common Share offered under the Offer. If Offeror takes up and pays for Common Shares under the Offer in such number as satisfy the original Minimum Tender Condition, Miramar will assist Offeror in connection with any proposed amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction involving Miramar, Offeror or an affiliate of the Offeror that Offeror may, in its sole discretion, undertake to pursue (a “Subsequent Acquisition Transaction”) to acquire the remaining Common Shares, provided that the consideration per Common Share offered in connection with the Subsequent Acquisition Transaction is at least equivalent in value to the consideration per Common Share offered under the Offer.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF OFFEROR

Offeror hereby makes to Miramar the representations and warranties set out in Schedule B to this Agreement, and acknowledges that Miramar is relying upon these representations and warranties in connection with the entering into of this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF MIRAMAR

Miramar hereby makes to Offeror the representations and warranties set out in Schedule C to this Agreement, and acknowledges that Offeror is relying upon these representations and warranties in connection with the entering into of this Agreement and making the Offer.

ARTICLE 5
CONDUCT OF BUSINESS

5.1                                                                               Conduct of Business by Miramar

Subject to the terms of this Section 5.1, Miramar shall continue to carry on its business (which includes the business of the Miramar Subsidiaries) in a manner consistent in all material respects with prior practice and, in relation to current or future projects or matters, its intentions that have been disclosed in the Information (provided that Miramar will keep Offeror apprised of all material matters regarding the business, conduct or operations relating to the Hope Bay and the Con Mine projects), using reasonable best efforts to preserve intact its present business organization and its relationships with those having material business dealings with it in order that its goodwill and business shall be maintained until the earlier of the time of the appointment to the Board of Directors of persons designated by Offeror within five business days of Offeror first having taken up and paid for Common Shares deposited under the Offer (the “Effective Time”) and the termination of this Agreement.  For greater certainty and in furtherance of this general commitment, unless Offeror otherwise agrees in writing or as otherwise expressly contemplated or permitted by this Agreement or as required by applicable Laws, Miramar shall, and shall cause each of the Miramar Subsidiaries to:

(a)                                  use reasonable best efforts to preserve intact its and their respective real property interests, mining leases, mining concessions, mining claims, exploration permits or prospecting permits or other property, mineral or proprietary interests or rights or contractual or other legal rights and claims in good standing;
(b)                                 use commercially reasonable efforts to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, employees and others having business relationships with them;
(c)                                  not split, consolidate or reclassify any of its or their outstanding shares nor undertake any other capital reorganization (except as may be contemplated by Section 6.8), nor declare, set aside or pay any dividends on or make any other distributions on or in respect of their outstanding shares, nor reduce capital in respect of its or their outstanding shares (except in any such case with respect to shares of wholly-owned Subsidiaries);
(d)                                 not amend its or their articles or by-laws or the terms of any of its or their outstanding securities, including any outstanding indebtedness and credit facilities;
(e)                                  not issue, sell, pledge, lease, dispose of or otherwise encumber any securities of Miramar, any Miramar Subsidiary or Joint Venture, nor issue any options, warrants, calls, conversion privileges or rights of any kind to acquire the Common Shares or any other securities of Miramar or any Miramar Subsidiary or Joint Venture (other than the issuance of Common Shares upon the exercise of currently outstanding Options or Warrants in accordance with their terms), or redeem or purchase any of its or their outstanding securities and, without limiting the generality of the foregoing, not authorize, approve, agree to issue, issue or award (i) any Options under the Stock Option Plan or any other options to acquire Common Shares, or (ii) any Convertible Securities;
(f)                                    except for changes in compensation for employees, other than officers and directors, in the ordinary course of business consistent with past practice and retention bonuses and severance payments calculated to February 6, 2008, not to exceed $2,600,000, in the aggregate, not enter into, create, declare, adopt, amend, vary, modify or take any other action with respect to any bonus, target bonus, profit sharing, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change in control, employment or other employee benefit plan, agreement, award or arrangement for the benefit or welfare of any officer, director or employee, or similar rights or other benefits;
(g)                                 except in relation to assets, properties, interests, rights or claims that are not, individually or collectively, material to Miramar and the Miramar Subsidiaries taken as a whole, not abandon or fail to diligently pursue any application for any licence, permit, order, authorization, consent, approval or registration;
(h)                                 except as contemplated in the budget provided to Offeror prior to the date hereof or expenditures not in excess of $9,400,000 to pay reasonable out-of-pocket expenses related to the Offer, not incur, or commit to incur, expenditures in excess of $250,000 to December 31, 2007, $750,000 to January 31, 2008 or $1,000,000 to February 29, 2008, in any such case, in the aggregate;
(i)                                     not sell, lease, option, encumber or otherwise dispose of, or commit to sell, lease, option, encumber or otherwise dispose of, any interest in any of the mineral properties of Miramar or the Miramar Subsidiaries;
(j)                                     not sell, lease, option, encumber or otherwise dispose of, or commit to sell, lease, option, encumber or otherwise dispose of, any assets or group of related assets (through one or more related or unrelated transactions), including any interest in any of the intellectual properties of Miramar or the Miramar Subsidiaries, having a value in excess of $100,000 in the aggregate;
(k)                                  not incur or commit to incur any indebtedness for borrowed money or any other material liability, or guarantee, endorse or otherwise become responsible for any other material liability, obligation or indemnity or the material obligations of any other person or other business organization;
(l)                                     not enter into any agreement or series of agreements that would result in any agreement having a term in excess of 12 months and that would not be terminable by Miramar or any of the Miramar Subsidiaries upon notice of 60 days or less from the date of the relevant agreement or modification of the agreement, or that would impose payment or other financial obligations on Miramar or any of the Miramar Subsidiaries in excess of $250,000 in the aggregate;
(m)                               not make any changes to existing accounting policies other than as required by applicable Law or by Canadian generally accepted accounting principles;
(n)                                 not pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in Miramar’s consolidated financial statements or incurred in the ordinary course of business consistent with past practice;
(o)                                 not engage in any transaction with any related parties (other than with wholly-owned Subsidiaries in the ordinary course of business consistent with past practice);
(p)                                 not commit to or enter into any new arrangements, or modify any existing arrangements, between Miramar and any Shareholder owning or controlling more than 2% of the outstanding Common Shares;
(q)                                 not commence or settle or assign any rights relating to or any interest in any material litigation, proceeding, claim, action, assessment or investigation involving Miramar or a Miramar Subsidiary or a material asset of any of them;
(r)                                    not waive, release or amend in any material respect (i) any existing contractual rights in respect of any mineral properties of Miramar, the Miramar Subsidiaries and any joint venture of Miramar or the Miramar Subsidiaries (including, without limitation, the Maximus option and joint venture agreement with respect to the Hope Bay region), (ii) any licence, lease, contract or other document, or (iii) any other legal rights or claims, in each case, in relation to assets, properties, interests rights or claims that are, individually or collectively, material to Miramar and the Miramar Subsidiaries taken as a whole;
(s)                                  not enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or other similar financial instruments;
(t)                                    use commercially reasonable efforts to cause its current insurance (or reinsurance) policies or any of the coverage thereunder not to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;
(u)                                 not acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any person or other business organization or division or make any investment either by purchase of shares or securities, contributions of capital (other than to wholly-owned Miramar Subsidiaries), property transfer or purchase of any property or assets of any other person, except for purchases of inventory or equipment in the ordinary course of business consistent with past practice, and except for expenditures permitted by Section 5.1(h);
(v)                                 not approve or adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Miramar or any Miramar Subsidiary;
(w)                               duly and timely file all material forms, reports, schedules, statements and other documents required to be filed pursuant to any applicable Laws;
(x)                                   (i) duly and timely file all Tax returns required to be filed by it on or after the date hereof and all such Tax returns will be true, complete and correct in all material respects; (ii) timely withhold, collect, remit and pay all material Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable except for any Taxes contested in good faith pursuant to applicable Laws; (iii) not make or rescind any material express or deemed election relating to Taxes; (iv) not make a request for a tax ruling or enter into a closing agreement with any Governmental Entity; (v) not settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; and (vi) not change in any material respect any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of its income tax return for the tax year ending December 31, 2006, except as may be required by applicable Laws;
(y)                                 notify Offeror immediately orally and then promptly in writing of (i) any material change (within the meaning of the Securities Act) in relation to Miramar and the Miramar Subsidiaries; (ii) any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) in relation to Miramar and the Miramar Subsidiaries; and (iii) the occurrence, or failure to occur, of any event or state of facts, which occurrence or failure would or would be likely to (x) cause any of the representations or warranties of Miramar contained in this Agreement to be untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) in any material respect; or (y) result in the failure in any material respect of Miramar to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied prior to the Effective Time;
(z)                                   not enter into any transaction or perform any act that might interfere with or be inconsistent with the successful completion of the acquisition of Common Shares by Offeror under the Offer or the successful completion of an Alternative Transaction, a Compulsory Acquisition or Subsequent Acquisition Transaction or which would render, or which may reasonably be expected to render, untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) in any material respect any of Miramar’s representations and warranties set forth in this Agreement;
(aa)                            subject to Section 6.8, not undertake any reorganization of Miramar and its Subsidiaries or enter into any transaction or series of transactions that would have the effect of preventing Offeror from effectively utilizing the existing tax attributes of Miramar and the Miramar Subsidiaries, to the extent possible; and
(bb)                          not announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing subsections.

ARTICLE 6
OTHER COVENANTS

6.1                                                                               Further Assurances

(a)                                  Subject to the terms and conditions of this Agreement, each party to this Agreement agrees to co-operate in good faith and use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable:
(i)                  to consummate and make effective as promptly as is practicable the Contemplated Transactions;

(ii)               for the discharge by each party to this Agreement of its respective obligations under this Agreement and the Offer, including its obligations under Applicable Securities Laws; and
(iii)            to obtain all necessary waivers, consents, rulings, orders and approvals and to effect all necessary registrations and filings, including filings under applicable Laws and submissions of information requested by Governmental Entities, in connection with the Contemplated Transactions, including in each case the execution and delivery of such documents as the other party to this Agreement may reasonably require.

Each party to this Agreement, where appropriate, will reasonably co-operate with the other in taking such actions.

(b)                                 In furtherance and not in limitation of Section 6.1(a) and subject to the other Subsections of this Section, and except with respect to any specific limitations set forth in this Section concerning the actions which the Offeror is required to take in order to obtain necessary approvals or remove any opposition that might be imposed or raised by a Governmental Entity pursuant to any Regulatory Laws with respect to any of the Contemplated Transactions, each party to this Agreement agrees to make:
(i)                  the appropriate pre-merger notifications and/or application pursuant to Part IX of the Competition Act (Canada) (“Competition Act”) and any other submissions in connection with the Competition Act as may be appropriate and advisable as promptly as reasonably practicable and to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested by the Canadian Commissioner of Competition (the “Commissioner”) and to take all other reasonable actions necessary, proper or advisable to cause the expiration or termination of any applicable waiting periods and to obtain any approval, exemption or notification required or sought to be obtained from the Commissioner in order to complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction as soon as reasonably practicable; and
(ii)               appropriate filings with any other Governmental Entity in accordance with all applicable competition, merger control, antitrust, investment or other Regulatory Laws as soon as reasonably practicable and to supply as promptly as practicable any additional information and documentary material that may be reasonably requested by any such Governmental Entities and to take all other reasonable actions necessary, proper or advisable to obtain all necessary consents or approvals or to cause the expiration or termination of any applicable waiting periods instituted thereunder or thereby.

It is understood that, with respect to those consents or clearances required from such other Governmental Entities in order to complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, where (A) the assets, revenues or operations of either or both parties in the particular jurisdiction of any such other Governmental Entity are more than de minimis and (B) a party or any director, officer or employee of a party would be subject to criminal penalties for failure to obtain such consent or clearance from such other Governmental Entity (“Other Clearances”), the parties will develop mutually acceptable schedules to obtain such Other Clearances. Without limiting the foregoing, each party shall use its commercially reasonable efforts to obtain such approvals as are necessary, or deemed by Offeror to be appropriate or advisable, acting reasonably, and to resolve any objections as may be asserted with respect to the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction under any applicable competition, merger control, antitrust, investment or other Regulatory Laws, provided that Offeror shall not be obligated by this Agreement to divest or hold separate or otherwise take or commit to take any action with respect to any asset, property, operation or agreement of Offeror or any of Offeror’s affiliates, Miramar or any Miramar Subsidiary in order to obtain any requisite approval, consent or clearance from any Governmental Entity.  In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction as violative of any competition, merger control, antitrust, investment or other Regulatory Laws, none of the parties shall be required to initiate litigation against, or defend itself in any litigation brought by the Commissioner in connection with the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction. Subject to the right of either party to decline to initiate or defend itself in any such litigation, each party shall co-operate in all reasonable respects with the others and use its commercially reasonable efforts to contest and resist any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction.

(c)                                  Each party shall, in connection with the efforts referenced in Section 6.1(b) to obtain all requisite consents, approvals, notifications, clearances and authorizations for the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction under the Competition Act (collectively, the “Competition Clearances”), and any other required competition or similar filing under any other Regulatory Laws, use its reasonable commercial efforts, subject to all applicable Regulatory Laws relating thereto and to the exchange of privileged, confidential or competitively-sensitive information, to (i) keep the other parties (or their external counsel in respect of competitively sensitive, privileged or confidential matters) promptly informed of any material communication received by such party from the Commissioner and any material communication received or given in connection with any proceeding by a private party and (ii) consult with the other party (or their external counsel in respect of competitively sensitive, privileged or confidential matters) prior to making any filings or submissions to the Commissioner in respect of any filings, investigation or inquiry concerning the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; and (iii) consult with the other parties (or their external counsel in respect of competitively sensitive, privileged or confidential matters) prior to participating in any substantive meeting or discussion with the Commissioner in respect of any filings, investigation or inquiry concerning the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction and give the other party (or their external counsel in respect of competitively sensitive, privileged or confidential matters) the opportunity to attend and participate thereat.
(d)                                 Without limiting the generality of Section 6.1, if determined to be required by counsel to Offeror, Offeror will make an application for review required under Part IV of the Investment Canada Act and/or any other submissions, notifications or filings pursuant to such legislation as may be appropriate and advisable as promptly as reasonably practicable and to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably required by the Director of Investments and/or the Minister of Industry or their designates.  Each party shall use its commercially reasonable efforts, subject to all applicable Regulatory Laws relating thereto and to the exchange of privileged, confidential or competitively-sensitive information, to (i) provide the other parties with information on a timely basis, which is required in order to make an application for review required under Part IV of the Investment Canada Act and/or any other submissions, notifications or filings pursuant to such legislation as may be appropriate and advisable (ii) the keep the other parties (or their external counsel in respect of competitively sensitive, privileged or confidential matters) promptly informed of any material communication received by such party in respect of the application for review under the Investment Canada Act and any material communication received or given in connection with any proceeding by a private party, and (iii) consult with the other parties (or their external counsel in respect of competitively sensitive, privileged or confidential matters) prior to making any filings or submissions or participating in any substantive meeting or discussion in respect of the application for review under the Investment Canada Act in respect of any filings, investigation or inquiry concerning the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction.
(e)                                  Other than to the extent any Regulatory Laws expressly require Miramar or any of the Miramar Subsidiaries to obtain any consent of any Governmental Entity or to make any filing with any Governmental Entity, Offeror shall be solely responsible for making all such filings and otherwise pursuing all Competition Clearances and any other consents from Governmental Entities which are required to consummate the Offer (including under the Investment Canada Act), any Compulsory Acquisition or any Subsequent Acquisition Transaction or deemed by Offeror to be appropriate or advisable.  Miramar shall fully co-operate with Offeror in pursuing all Competition Clearances and any other clearances contemplated by Section 6.1(b) (including under the Investment Canada Act) and to the extent it is so required to obtain a consent or make a filing it shall do so only after the prior review thereof and concurrence thereto by and in co-ordination with Offeror.
(f)                                    All filing fees required in connection with the notification of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction or the application for or prosecution of any consent, approval, authorization, registration, filing or submission in accordance with this Section 6.1 shall be borne by the party required to obtain or make such consent, approval, authorization, registration, filing or submission. Unless otherwise provided, all other fees, expenses and disbursements (including the costs of preparation of any such filings and fees and expenses of legal counsel) incurred in connection with the matters referred to in this Section 6.1 shall be borne by Offeror if incurred by or on its behalf and by Miramar if incurred by or on behalf of Miramar.
(g)                                 Each of Offeror and Miramar shall promptly notify the other if at any time before the Expiry Time it becomes aware that the Circular, the Directors’ Circular, an application for an order, any registration, consent, circular or approval, registration statement or any other filing under companies, corporations or Applicable Securities Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular, the Directors’ Circular, such application, registration statement or filing, and Offeror and Miramar shall co-operate in the preparation of any amendment or supplement to the Circular, the Directors’ Circular, application, registration statement or filing, as required.

6.2                                                                               No Solicitations, Opportunity to Match, Etc.

(a)                                  On and after the date hereof, except as otherwise provided in this Agreement, Miramar shall not, and shall cause each of the Miramar Subsidiaries not to, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors) of Miramar or any Miramar Subsidiary, or consultant to Miramar previously identified to Offeror (collectively, the “Miramar Parties”), take any action of any kind that might reasonably be expected to, directly or indirectly, interfere with the successful acquisition of Common Shares by Offeror under the Offer, any Compulsory Acquisition, any Subsequent Acquisition Transaction or any Alternative Transaction, including any action to:
(i)                  make, solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing information, permitting any visit to any facilities or properties of Miramar or any Miramar Subsidiary or mineral property, or entering into any form of written or oral agreement, arrangement or understanding) the initiation of any Acquisition Proposal or inquiries relating to an Acquisition Proposal;
(ii)               engage or participate in any discussions or negotiations regarding, or provide any information with respect to, any Acquisition Proposal or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing, provided that, for greater certainty, Miramar may advise any person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Board of Directors has so determined;
(iii)            withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Offeror, the approval or recommendation of the Board of Directors or any committee thereof of this Agreement or the Offer;
(iv)           approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or
(v)              accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal, provided, however, that nothing contained in this Section 6.2(a) or any other provision of this Agreement shall prevent the Board of Directors from, and the Board of Directors shall be permitted to:

(A)                              withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Offeror the approval or recommendation of the Offer; or

(B)                                engage in discussions or negotiations with any person in response to an Acquisition Proposal made by any such person,

if and only to the extent that:

(1)                                  it has received an unsolicited bona fide written Acquisition Proposal from such person subsequent to the date hereof (i) to purchase or otherwise acquire, directly or indirectly, by means of a merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation, winding-up or similar transaction, all of the Common Shares or substantially all of the assets of Miramar (including the Hope Bay project) and offering or making available to all Shareholders the same consideration in form and amount per Common Share to be purchased or otherwise acquired; (ii) that complies with all Applicable Securities Laws; (iii) that is not subject to a financing contingency and in respect of which such person has delivered to the Board of Directors a letter of commitment of one or more financial institutions of nationally recognized standing, such letter(s) committing the required funds to effect payment in full for all of the Common Shares on a fully-diluted basis; (iv) that is not subject to any due diligence and/or access condition; (v) that the Board of Directors has determined in good faith (after receipt of advice from the Financial Advisors and its outside legal counsel) is reasonably capable of completion without undue delay taking into account all legal, financial, regulatory (including all approvals identified in Section 6.1, to the extent applicable) and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal; and (vi) in respect of which the Board of Directors determines in good faith (after receipt of advice from the Financial Advisors with respect to (y) below and outside legal counsel with respect to (x) below) that (x) failure to recommend such Acquisition Proposal to Shareholders would be inconsistent with its fiduciary duties and (y) that such Acquisition Proposal would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), reasonably be expected to result in a transaction more favourable to the Shareholders from a financial point of view than the Offer (including any adjustment to the terms and conditions of the Offer proposed by Offeror pursuant to Section 6.2(h)) (any such Acquisition Proposal being referred to in this Agreement as a “Superior Proposal”); and

(2)                                  in the case of Section 6.2(a)(A), Miramar shall have complied with all of the requirements of Section 6.2(g).

(b)                                 Notwithstanding Section 6.2(a) or any other provision of this Agreement, if Miramar receives a request for non-public information from a person who, on an unsolicited basis, proposes in writing to Miramar a bona fide Acquisition Proposal to purchase or otherwise acquire, directly or indirectly, by means of a merger, take-over bid, amalgamation, plan of arrangement, business combination consolidation, recapitalization, liquidation, winding-up or similar transaction, all of the Common Shares or substantially all of the assets of Miramar (including the Hope Bay project) and offering or making available to all Shareholders the same consideration in form and amount per Common Share to be purchased or otherwise acquired (an “Unsolicited Proposal”), and with respect to which (x) the Board of Directors determines in good faith after receipt of advice from its Financial Advisors that such Acquisition Proposal would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), reasonably be expected to result in a Superior Proposal (notwithstanding that such proposal may be subject to a due diligence condition or a financing condition, or both), and (y) in the opinion of the Board of Directors, acting in good faith and on advice of its outside legal advisors, the failure to provide such party with access to information regarding Miramar would be inconsistent with the fiduciary duties of the Board of Directors, then, and only in such case, Miramar may:
(i)                  provide such person with access to information regarding Miramar, and/or
(ii)               engage in discussions with such person and its officers, directors and representatives (including any financial or other advisers) in response to a proposal to effect an Acquisition Proposal that would reasonably be expected to result in a Superior Proposal, subject in each of clauses (i) and (ii) above to the following requirements:

(A)                              Miramar shall have first received an executed confidentiality agreement that includes a standstill provision that restricts such person from announcing an intention to acquire, or acquiring, any securities or assets of Miramar or any Miramar Subsidiary without the approval of Miramar for a period of not less than one year from the date of such confidentiality agreement;

(B)                                Miramar shall have sent a copy of any such confidentiality agreement to Offeror promptly upon its execution; and

(C)                                Miramar shall provide Offeror immediately with a list of, and in the case of information that was not previously made available to Offeror, copies of, any information provided to such person.

(c)                                  Miramar will immediately cease, and will instruct its Financial Advisors and other representatives and agents to cease, and cause to be terminated any existing solicitation, discussion or negotiation with any person (other than Offeror), by or on behalf of Miramar or any Miramar Subsidiary or any of its or their officers, directors, employees, representatives or agents with respect to or which could lead to any Acquisition Proposal, whether or not initiated by Miramar or any Miramar Subsidiary or any of its or their officers, directors, employees, representatives or agents, and, in connection therewith, Miramar will discontinue access to any data rooms (virtual or otherwise), whether or not initiated by Miramar or a related party.  As soon as possible following the date of this Agreement and, in any event, within five business days from the date of this Agreement (or, where information has been provided pursuant to Section 6.2(b)(i), promptly following the Effective Time), Miramar shall request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with Miramar relating to any potential Acquisition Proposal and shall use all reasonable efforts to ensure that such requests are honoured in accordance with the terms of such confidentiality agreements.

(d)                                 Miramar shall not waive, release any person from, or fail to enforce on a timely basis any obligation under any confidentiality agreement or standstill agreement or amend any such agreement, except to allow such person to propose confidentially to the Board of Directors (but without restricting Miramar from making public disclosure to the extent required by Applicable Securities Laws) an Unsolicited Proposal or otherwise make a Superior Proposal, provided in any case that the remaining provisions of this Agreement are complied with.
(e)                                  From and after the date of this Agreement, Miramar shall promptly (and in any event within 24 hours after it has received any proposal, inquiry, offer or request) notify Offeror, at first orally and then in writing, of any proposal, inquiry, offer (or any amendment to any of the foregoing) or request of which Miramar’s directors, officers, employees, representatives or agents are or become aware (i) relating to or constituting an Acquisition Proposal, (ii) relating to any request for discussions or negotiations, and/or any request for non-public information relating to Miramar, any Miramar Subsidiary or any mineral property or contractual or legal rights, (iii) relating to any request for access to properties, books and records or a list of the Shareholders or the shareholders of Miramar Subsidiaries, or (iv) any request for representation on the Board of Directors, or any amendments to the foregoing. Such notice shall include a description of the terms and conditions of, and the identity of the person making, any proposal, inquiry, offer or request (including any amendment to any of the foregoing), and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing. Miramar shall keep Offeror promptly and fully informed of the status, including any change to the terms, of any such proposal, inquiry, offer or request, or any amendment to the foregoing, and will respond promptly to all inquiries by Offeror with respect thereto.
(f)                                    Miramar shall ensure that the Miramar Parties are aware of the provisions of this Section 6.2 and agree to be bound thereby, and Miramar shall be responsible for any breach of this Section 6.2 by the Miramar Parties.
(g)                                 Miramar shall not accept, approve or recommend, nor enter into any agreement (other than a confidentiality agreement permitted by this Section 6.2 relating to an Acquisition Proposal) unless:
(i)                  the Acquisition Proposal constitutes a Superior Proposal;
(ii)               Miramar has complied with Sections 6.2(a) through 6.2(h), inclusive;
(iii)            Miramar has provided Offeror with (A) notice in writing that there is a Superior Proposal, and (B) all documentation related to and detailing the Superior Proposal (including a copy of the confidentiality agreement between Miramar and the person making the Superior Proposal if not previously delivered), in each case at least five business days prior to the date on which the Board of Directors proposes to accept, approve, recommend or enter into any agreement relating to such Superior Proposal;
(iv)           five business days shall have elapsed from the later of the date Offeror received the notice and documentation referred to in Section 6.2(g)(iii) from Miramar in respect of the Acquisition Proposal and the date Offeror received notice of Miramar’s proposed determination to accept, approve, recommend or to enter into any agreement relating to such Superior Proposal, and, if Offeror has proposed to amend the terms of this Agreement and the Offer in accordance with Section 6.2(h), the Board of Directors (after receiving advice from the Financial Advisors and outside legal counsel) shall have determined in good faith that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Offer by Offeror;
(v)              Miramar concurrently terminates this Agreement pursuant to Section 7.1(k); and
(vi)           Miramar has previously, or concurrently will have, paid to Offeror or the Offeror Assignee the Termination Payment.
(h)                                 During the five business day periods referred to in Section 6.2(g)(iii) and Section 6.2(g)(iv) or such longer period as Miramar may approve for such purpose (the “Right to Match Period”), Offeror shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and the Offer, and Miramar shall co-operate with Offeror with respect thereto, including negotiating in good faith with Offeror to enable Offeror to make such adjustments to the terms and conditions of this Agreement and the Offer as Offeror deems appropriate and as would enable Offeror to proceed with the Offer and any Contemplated Transactions on such adjusted terms. The Board of Directors shall review any proposal by Offeror to amend the terms of the Offer in order to determine, in good faith in the exercise of its fiduciary duties, whether Offeror’s proposal to amend the Offer would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Offer.
(i)                                     The Board of Directors shall promptly reaffirm its recommendation of the Offer by press release after any Acquisition Proposal is publicly announced or made and (A) the Board of Directors determines that the Acquisition Proposal is not a Superior Proposal; or (B) the Board of Directors determines that a proposed amendment to the terms of the Offer would result in the Acquisition Proposal not being a Superior Proposal, and Offeror has so amended the terms of the Offer. Offeror and its counsel and other advisors shall be given a reasonable opportunity to review and comment on the form and content of any such press release. Such press release shall state that the Board of Directors has determined that the Acquisition Proposal is not a Superior Proposal.
(j)                                     Nothing in this Agreement shall prevent the Board of Directors from responding through a directors’ circular or otherwise as required by Applicable Securities Laws to an Acquisition Proposal that it determines is not a Superior Proposal. Offeror and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such directors’ circular prior to its printing, recognizing that whether or not such comments are appropriate will be determined by Miramar, acting reasonably.
(k)                                  Each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of Section 6.2.

6.3                                                                               Notification of Certain Matters

Each party shall give prompt notice to the other of:

(a)                                  the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time; and

(b)                                 any failure of such party, or any officer, director, employee, representative or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

6.4                                                                               Investigation by Offeror

Upon reasonable notice, Miramar agrees to provide Offeror and its representatives with reasonable access (without disruption to the conduct of Miramar’s business) during normal business hours to all books, records, information, corporate charts, tax documents, filings, memoranda, working papers and files and all other materials in its possession and control, including contracts, and access to the personnel of Miramar and the Miramar Subsidiaries on an as reasonably requested basis as well as reasonable access to the properties of Miramar and the Miramar Subsidiaries in order to allow Offeror to conduct such investigations as Offeror may consider necessary or advisable to confirm the accuracy of Miramar’s representations and warranties in this Agreement, for strategic planning and integration, for the structuring of any Pre-Acquisition Reorganization and for any other reasons reasonably relating to any Contemplated Transactions, and further agrees to assist Offeror in all reasonable ways in any such investigations that Offeror may wish to conduct. Any such investigation by Offeror and its advisors shall not mitigate, diminish or affect the representations and warranties of Miramar contained in this Agreement or any document or certificate given pursuant hereto.

6.5                                                                               Officers’ and Directors’ Insurance and Indemnification

(a)                                  Offeror will, or will cause Miramar to, maintain in effect without any reduction in amount or scope for six years from the Effective Time customary policies of directors’ and officers’ liability insurance providing protection comparable to the protection provided by the policies maintained by Miramar and its Subsidiaries that are in effect immediately prior to the Effective Time and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Time; provided, however, that Offeror will not be required, in order to maintain or cause to be maintained such directors’ and officers’ liability insurance policy, to pay an annual premium in excess of 200% of the cost of the existing policies; and provided further that, if equivalent coverage cannot be obtained or can only be obtained by paying an annual premium in excess of 200% of such amount, Offeror shall only be required to obtain or cause to be obtained as much coverage as can be obtained by paying an annual premium equal to 200% of such amount.  Furthermore, prior to the Effective Time Miramar may, in the alternative, purchase run off directors’ and officers’ liability insurance for a period of up to seven years from the Effective Time provided that the premium will not exceed 200% of the premium currently charged to Miramar for directors’ and officer’s liability insurance, and in such event none of the Offeror, Miramar or any of its Subsidiaries will have any further obligation under this Section 6.5(a).
(b)                                 Offeror agrees that it shall directly honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of Miramar and its Subsidiaries, which shall survive the completion of the Offer and the provisions of this Section 6.5 shall be binding, jointly and severally, on all successors of the Offeror.

6.6                                                                               Shareholder Claims

Miramar shall notify Offeror forthwith of any claim brought by (or threatened to be brought by) any present, former or purported holder of any securities of Miramar in connection with the Contemplated Transactions prior to the Effective Time. Miramar shall consult with Offeror prior to settling any such claim prior to the Effective Time and shall not settle or compromise, or agree to settle or compromise any such claim prior to the Effective Date without the prior written consent of Offeror.

6.7                                                                               Required Securities Law Approvals

Offeror will promptly take such action, including obtaining any exemption orders, consents or approvals or filing any such documents, as may be required under Applicable Securities Laws to permit Offeror to make the Offer and perform Offeror’s other obligations hereunder, and Miramar shall co-operate in good faith in connection with any such action by Offeror.

6.8                                                                               Reorganization

Upon request by Offeror, Miramar shall:

(a)                                  effect such reorganizations of its business, operations and assets or such other transactions as Offeror may request, acting reasonably (each a “Pre-Acquisition Reorganization”); and
(b)                                 co-operate with Offeror and its advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken; provided that the Pre-Acquisition Reorganizations:
(i)                  do not result in any breach by Miramar of any existing contract or commitment of Miramar or of any Law; or
(ii)               would not reasonably be expected to impede or delay Offeror’s ability to take up and pay for the Common Shares tendered to the Offer.

Offeror shall provide written notice to Miramar of any proposed Pre-Acquisition Reorganization at least ten business days prior to the Expiry Time. Upon receipt of such notice, Offeror and Miramar shall co-operate and use commercially reasonable efforts to prepare prior to the Expiry Time all documentation necessary and do all such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization. Offeror agrees to waive any breach of a representation, warranty or covenant by Miramar where such breach is a result of an action taken by Miramar in good faith pursuant to a request by Offeror in accordance with this Section 6.8. The completion of any such Pre-Acquisition Reorganization shall be subject to the satisfaction or (where permitted by this Agreement) waiver of the conditions to the Offer set forth in Schedule A and shall be effected prior to any take-up by Offeror of Common Shares tendered to the Offer.  If Offeror does not take up and pay for the Common Shares deposited under the Offer other than as a result of any occurrence, event or action described in Sections 7.1(g), 7.1(j) or 7.1(k), Offeror will reimburse Miramar for all reasonable fees and expenses incurred by Miramar and the Miramar Subsidiaries in considering and effecting the Pre-Acquisition Reorganization and shall be responsible for any reasonable fees and expenses of Miramar and the Miramar Subsidiaries for steps that the parties agree, acting reasonably, may be necessary to  mitigate any material adverse effect that would result from any Pre-Acquisition Reorganization that was effected prior to the termination of the Agreement.

6.9                                                                               Transaction Structuring and Alternative Transaction

(a)                                  Offeror and Miramar agree to co-operate in good faith and to take all reasonable steps and actions after the date hereof, as are not adverse to the party requested to take any such step or action, to complete the Contemplated Transactions contemplated by this Agreement as promptly as practicable.
(b)                                 In addition, in the event that:
(i)                  Offeror concludes, acting reasonably, that it is necessary or desirable to proceed with another form of transaction (such as a plan of arrangement or amalgamation) whereby Offeror or any of its affiliates would effectively acquire all of the Common Shares within approximately the same time periods and on economic terms and other terms and conditions (including, without limitation, tax treatment) and having consequences to Miramar and the Miramar Shareholders that are equivalent to or better than those contemplated by this Agreement (an “Alternative Transaction”), and
(ii)               Miramar concludes, acting reasonably, that no action or actions required to be taken by it or by the Miramar Subsidiaries in connection with such Alternative Transaction (and not required to be taken in connection with the Offer) prior to the consummation thereof would result in a Material Adverse Effect in respect of Miramar,

Miramar agrees to support the completion of such Alternative Transaction in the same manner as the Offer and shall otherwise fulfill its covenants contained in this Agreement in respect of such Alternative Transaction.

6.10                                                                        Disclosure of Material Information upon Termination

If this Agreement is terminated prior to the Effective Time (other than pursuant to Section 7.1(h) or 7.1(i)), Miramar shall, within 5 business days of such termination, disclose all Material Information to the public generally by means of a material change report and a filing on Form 8-K or other periodic report required or permitted to be filed under Applicable Securities Laws.  For purposes of this Section 6.10, “Material Information” shall mean all material and non-public information concerning Miramar or any of its Subsidiaries that has been furnished to Offeror or any of its affiliates, in written, electronic or other form, in connection with this Agreement, the Contemplated Transactions or the due diligence therefor.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

7.1                                                                               Termination

This Agreement may be terminated at any time prior to the Effective Time:

(a)                                  by mutual written consent of Offeror and Miramar;
(b)                                 by Miramar, if Offeror does not mail the Circular by the Latest Mailing Time;
(c)                                  by Offeror on or after the Latest Mailing Time, if any condition to making the Offer for Offeror’s benefit is not satisfied or waived by such date other than as a result of a default by Offeror hereunder;

(d)                                 by Offeror if the Minimum Tender Condition or any other condition of the Offer shall not be satisfied or waived at the Expiry Time of the Offer and Offeror shall not elect to waive such condition;
(e)                                  by Offeror or Miramar, if Offeror does not take up and pay for the Common Shares deposited under the Offer by a date that is four months following the date of mailing of the Offer (as it may be extended, the “Outside Date”), provided that the right to terminate this Agreement pursuant to this clause shall not be available to the party seeking to terminate if any action of such party or its affiliates, or any failure of such party or its affiliates to perform any of its obligations under this Agreement required to be performed by it, shall have resulted in a condition contained in Schedule A to this Agreement not having been satisfied prior to the Outside Date; provided, however, that if Offeror’s take up and payment for Common Shares deposited under the Offer is delayed by an injunction or order made by a Governmental Entity of competent jurisdiction, or Offeror not having obtained any waiver, consent or approval of any Governmental Entity which is necessary to permit Offeror to take up and pay for Common Shares deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such waiver, consent or approval is being actively sought, as applicable, this Agreement shall not be terminated by Miramar pursuant to Section 7.1(e) until the fifth business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained or six months from the date of mailing of the Offer, whichever occurs first;
(f)                                    by Offeror if:
(i)                  any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling enjoining or otherwise prohibiting any of the transactions contemplated in this Agreement (unless such order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable); or
(ii)               any litigation or other proceeding is pending or has been threatened to be instituted by any person or Governmental Entity, which, in the good faith judgment of Offeror, could reasonably be expected to result in a decision, order, decree or ruling which enjoins, prohibits, grants damages in a material amount in respect of, or materially impairs the benefits of, any of the Contemplated Transactions;
(g)                                 by Offeror, if:
(i)                  Miramar is in default of any covenant or obligation in Section 6.2;
(ii)               Miramar is in material default of any other covenant or obligation under this Agreement (without giving effect to, applying or taking into consideration any materiality qualification already contained in such covenant or obligation); or
(iii)            any representation or warranty made by Miramar under this Agreement shall have been at the date hereof untrue or incorrect or, shall have become untrue or incorrect in any material respect at any time prior to the Expiry Time (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty), and such default or inaccuracy in clauses (ii) or (iii) is not curable or, if curable, is not cured by the earlier of the date which is 15 days from the date of written notice of such breach and the Expiry Time;

(h)                                 by Miramar, if any representation or warranty of Offeror under this Agreement is untrue or incorrect in any material respect at any time prior to the Expiry Time and such inaccuracy is reasonably likely to prevent, restrict or materially delay consummation of the Offer and is not curable or, if curable, is not cured by the earlier of the date which is 15 days from the date of written notice of such breach and the Expiry Time;
(i)                                     by Miramar, if Offeror is in material default of any covenant or obligation under this Agreement;
(j)                                     by Offeror, if:
(i)                  the Board of Directors fails to publicly reaffirm its approval of the Offer in accordance with Section 6.2(i);
(ii)               the Board of Directors or any committee thereof withdraws, modifies, changes or qualifies its approval or recommendation of this Agreement or the Offer in any manner adverse to Offeror; or
(iii)            the Board of Directors or any committee thereof recommends or approves or publicly proposes to recommend or approve an Acquisition Proposal; and
(k)                                  by Miramar, if Miramar enters into a definitive agreement with respect to a Superior Proposal in compliance with the provisions of Section 6.2(g), provided that Miramar has previously or concurrently will have paid to Offeror the Termination Payment and further provided that Miramar has not breached in a material respect any of its covenants, agreements or obligations in this Agreement.

7.2                                                                               Termination and Expense Reimbursement Payments

(a)                                  Offeror shall be entitled to a cash termination payment in the amount of $41.4 million (the “Termination Payment”), upon the occurrence of any of the following events (each a “Termination Payment Event”) which shall be paid by Miramar within the time specified in respect of each such Termination Payment Event:
(i)                  this Agreement is terminated pursuant to Section 7.1(j), in which case the Termination Payment shall be paid to Offeror or the Offeror Assignee no later than 1:00 p.m. (Toronto time) on the first business day following the occurrence of the action or inaction described therein;
(ii)               this Agreement is terminated pursuant to Section 7.1(g)(i), in which case the Termination Payment shall be paid to Offeror or the Offeror Assignee no later than 1:00 p.m. (Toronto time) on the first business day following the occurrence of the action or inaction described therein;;
(iii)            this Agreement is terminated pursuant to Section 7.1(k), in which case the Termination Payment shall be paid to Offeror or the Offeror Assignee in accordance with Section 6.2(g)(vi);

(iv)           if it was publicly disclosed and was not formally withdrawn prior to the termination of the Offer, or involves a person with whom Miramar has entered into a confidentiality agreement after the date hereof and before the termination of the Offer, during the period commencing on the date hereof and ending 12 months following the termination of this Agreement (A) an Acquisition Proposal is consummated, or (B) the Board of Directors approves or recommends an Acquisition Proposal, or Miramar enters into a definitive agreement with respect to an Acquisition Proposal, in which case the Termination Payment shall be paid to Offeror or the Offeror Assignee on the earlier of the date the Acquisition Proposal is consummated and the date the Acquisition Proposal is approved or recommended or entered into or agreed to;

provided, in each case, that Offeror is not in material default in the performance of its obligations under this Agreement.

(b)                                 Offeror shall be entitled to an expense reimbursement payment of $6.0 million (the “Expense Reimbursement Payment”) if the Agreement is terminated pursuant to Section 7.1(g)(ii) or 7.1(g)(iii).
(c)                                  Upon written notice to Miramar, Offeror may assign its right to receive the Termination Payment or Expense Reimbursement Payment to any affiliate of Offeror (the “Offeror Assignee”).
(d)                                 The Termination Payment and the Expense Reimbursement Payment shall be paid by Miramar to Offeror or the Offeror Assignee by wire transfer in immediately available funds to an account specified by Offeror. For greater certainty, the obligations of Miramar under this Section 7.2 shall survive the termination of this Agreement, regardless of the circumstances thereof.
(e)                                  Miramar acknowledges that the amount set out in Section 7.2(a) in respect of the Termination Payment represents liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which Offeror will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and is not a penalty. Miramar irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.
(f)                                    For greater certainty, (i) Miramar shall not be obligated to pay the Termination Payment to Offeror or the Offeror Assignee more than once even if one or more of the events specified in Section 7.2(a) occurs and (ii) Miramar shall not be obligated to pay the Expense Reimbursement Payment to Offeror or the Offeror Assignee if the Termination Payment is paid.

7.3                                                                               Effect of Termination

For greater certainty, the parties agree that, where a Termination Payment Event occurs, the Termination Payment to be received pursuant to Section 7.2 is the sole remedy in compensation or damages of Offeror and the Offeror Assignee with respect to the event or events giving rise to the termination of this Agreement and the resulting Termination Payment Event; provided, however, that nothing contained in this Section 7.3, and no payment of any Termination Payment, shall relieve or have the effect of relieving any party in any way from liability for damages incurred or suffered by a party as a result of an intentional or wilful breach of this Agreement, including the intentional or wilful making of a misrepresentation in this Agreement (including the Schedules hereto). Nothing in this Agreement shall preclude a party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

7.4                                                                               Amendment

This Agreement may not be amended except by an instrument signed by each of the parties hereto.

7.5                                                                               Waiver

At any time prior to the termination of this Agreement pursuant to Section 7.1, any party hereto may: (a) extend the time for the performance of any of the obligations or other acts of any other party hereto; or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

ARTICLE 8
GENERAL PROVISIONS

8.1                                                                               Further Assurances

The parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

8.2                                                                               Expenses

Subject to Section 7.2, the parties agree that all costs and expenses of the parties relating to the Offer and the Contemplated Transactions, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing costs, shall be paid by the Party incurring such expenses.

8.3                                                                               Advisors

Offeror and Miramar represent and warrant to each other that, with the exception of Genuity Capital Markets, Citibank and JP Morgan and their affiliates, for whose fees and expenses Offeror shall be solely liable, and the Financial Advisors and their affiliates, for whose fees and expenses Miramar shall be solely liable, no securityholder, director, officer, employee, consultant, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Offer or any similar transaction based upon arrangements made by or on behalf of Offeror or Miramar, as the case may be.

8.4                                                                               Public Statements

Except as required by applicable Law or applicable stock exchange requirements, none of Offeror and Miramar shall make any public announcement or statement with respect to the Offer or this Agreement without the approval of the other parties, such approval not to be unreasonably withheld or delayed. Moreover, in any event, each party agrees to give prior notice to the other of any public announcement relating to the Offer or this Agreement and agrees to consult with each other prior to issuing each such public announcement. Each of Offeror and Miramar agrees that, promptly after the entering into of this Agreement, the parties shall issue a joint press release announcing the entering into of this Agreement, which press release shall be satisfactory in form and substance to each of the parties, acting reasonably.

8.5                                                                               Confidentiality

All information of a confidential nature relating to a party or its business that is disclosed to the other party in accordance with this Agreement or in connection with the Offer and the Contemplated Transactions shall be held in confidence by the receiving party and shall not be disclosed to any person or the public except with the prior written consent of the disclosing party, acting reasonably. Such consent shall not apply to the disclosure of confidential information as required by applicable Law, provided that:

(a)                                  only the confidential information that is legally required may be disclosed; and
(b)                                 the party making such disclosure as required by applicable Law shall consult with the party who disclosed the confidential information in accordance with this Agreement or in connection with the Offer and the transactions contemplated in this Agreement and co-operate with such party who disclosed the confidential information to obtain a protective order or other remedy.

8.6                                                                               Remedies

Subject to Section 7.3, the parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party or its representatives and any such breach would cause the non-breaching party irreparable harm.

Accordingly, the parties agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the non-breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

8.7                                                                               Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party shall be in writing and may be given by delivering the same or sending the same by facsimile transmission or by delivery addressed to the party to which the notice is to be given at its address for service in this Agreement. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided in this Agreement (if a business day, if not, the next succeeding business day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt (if a business day, if not the next succeeding business day) unless actually received after 4:30 p.m. (Toronto time) at the point of delivery in which case it shall be deemed to have been given and received on the next business day.

The address for service for each of the parties hereto shall be as follows:

(a)                                  if to Miramar:

Miramar Mining Corporation
Suite 300, 889 Harbourside Drive
Vancouver, British Columbia  V7P 3S1
Attention:              Anthony P. Walsh
Fax:         (604) 980-0731

with a copy (which shall not itself constitute notice) to:

Gowling Lafleur Henderson LLP
1 First Canadian Place
Suite 1600, 100 King Street West
Toronto, Ontario   M5X 1G5
Attention:              Leslie Gord
Fax:         (416) 862-7661

and

Dorsey & Whitney LLP
U.S. Bank Center
Suite 3400, 1420 Fifth Avenue
Seattle, Washington
98101-4010

Attention: Christopher Barry
Fax:         (206) 903-8820

(b)                                 if to Newmont:

Newmont Mining Corporation
Suite 3600
1700 Lincoln Street
Denver, Colorado
80203

Attention: Blake Rhodes
Fax:         (303) 837-5810

with a copy (which shall not itself constitute notice) to:

Goodmans LLP
Suite 2400, 250 Yonge Street
Toronto, Ontario   M5B 2M6
Attention:              Jonathan Lampe
Fax:         (416) 979-2211

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street

New York, NY  10019-6150
Attention:              David A. Katz
Fax:         (212) 403-1000

(c)                                  if to Offeror:

Offeror
c/o Newmont Mining Corporation
Suite 3600
1700 Lincoln Street
Denver, Colorado
80203

Attention: Blake Rhodes
Fax:         (303) 837-5810

with a copy (which shall not itself constitute notice) to:

Goodmans LLP
Suite 2400, 250 Yonge Street
Toronto, Ontario   M5B 2M6
Attention:              Jonathan Lampe
Fax:         (416) 979-2211

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019-6150
Attention:              David A. Katz
Fax:         (212) 403-1000

8.8                                                                               Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the agreement to preserve each party’s anticipated benefits under this Agreement.

8.9                                                                               Entire Agreement, Assignment and Governing Law

This Agreement (together with all other documents and instruments referred to in this Agreement) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

This Agreement:

(a)                                  is not intended to confer upon any other person any rights or remedies hereunder except as provided herein;

(b)                                 shall not be assigned by operation of Law or otherwise, provided that this Agreement may be assigned by Offeror without the consent of Miramar to an affiliate of Offeror; provided that Newmont will continue to be bound by all of its obligations hereunder as if such assignment had not occurred; and
(c)                                  shall be governed in all respects, including validity, interpretation and effect, by the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein, without giving effect to any principles of conflict of Laws thereof which would result in the application of the Laws of any other jurisdiction, and all actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the courts of the Province of British Columbia.

8.10                                                                        Contra Proferentum

The parties waive the application of any rule of Law which otherwise would be applicable in connection with the construction of this Agreement that ambiguous or conflicting terms or provisions should be construed against the party who (or whose counsel) prepared the executed agreement or any earlier draft of the same.

8.11                                                                        No Third Party Beneficiaries

Except as provided in Section 2.3, which rights are hereby acknowledged and agreed to by Miramar, this Agreement is not intended to confer on any person other than the parties any rights or remedies.  Miramar appoints the Offeror as the trustee for Newmont Mining Corporation of Canada Limited and its affiliates of the waiver granted pursuant to Section 2.3 and Offeror accepts such appointment.

8.12                                                                        Newmont Guarantee

Newmont shall cause Offeror to perform all of its obligations under this Agreement and shall be jointly and severally liable with Offeror for any failure of Offeror to discharge any of its obligations and for the fulfilment of the obligations of Offeror under this Agreement.

8.13                                                                        Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written, by the duly authorized representatives of the parties hereto.

NEWMONT MINING CORPORATION

By:	/s/ Britt D. Banks
	Name:	Britt D. Banks
	Title:	Executive Vice President, Legal and External Affairs

NEWMONT MINING B.C. LIMITED

By:	/s/ Blake Rhodes
	Name:	Blake Rhodes
	Title:	Secretary

MIRAMAR MINING CORPORATION

By:	/s/ A.P. Walsh
	Name:	A.P. Walsh
	Title:	President and Chief Executive Officer

SCHEDULE A

CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Agreement to which this schedule is attached and subject to applicable Laws, Offeror will have the right to withdraw or terminate the Offer (or amend the Offer to postpone taking up and paying for any Common Shares deposited under the Offer), and shall not be required to accept for payment, take up, purchase or pay for, or extend the period of time during which the Offer is open and postpone taking up and paying for, any Common Shares deposited under the Offer, unless all of the following conditions are satisfied or waived by Offeror at or prior to the Expiry Time:

(a)                                  there shall have been validly deposited under the Offer and not withdrawn at the Expiry Time such number of Common Shares that, together with Common Shares held by Offeror and its affiliates, constitutes at least 66 2/3% of the Common Shares then outstanding (calculated on a fully-diluted basis) (the “Minimum Tender Condition”);
(b)                                 all government and regulatory approvals, waiting or suspensory periods, waivers, permits, consents, reviews, investigations, orders, rulings, decisions, statements of no objection and exemptions (including, without limitation, those required under the Investment Canada Act and those of any stock exchange or other securities regulatory authority), which Offeror shall have determined, acting reasonably, are necessary or desirable to complete the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction, shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to Offeror acting reasonably;
(c)                                  without limiting the scope of the conditions of paragraph (b) above, (A)(i) the Commissioner shall have issued an advance ruling certificate under Section 102 of the Competition Act in respect of the purchase of the Common Shares by Offeror and such certificate has not been rescinded, or (ii) the waiting period under Part IX of the Competition Act shall have expired, been terminated or have been waived in accordance with the Competition Act and the Commissioner shall have advised Offeror in writing (which advice shall not have been rescinded or amended) to the reasonable satisfaction of Offeror acting reasonably that she is of the view that, at that time, grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the purchase of the Common Shares by Offeror (or words to that effect) and the form of and any terms and conditions attached to such advice are acceptable to Offeror, acting reasonably; and (B) any applicable waiting periods (and any extensions thereof) under any other competition, merger, control or similar law, rule, regulation or policy or any governmental or regulatory approval or consent in respect of competition or merger control matters, shall have expired or been earlier terminated, or been granted or deemed granted, on terms and conditions satisfactory to Offeror acting reasonably;
(d)                                 the Agreement shall not have been terminated by Miramar or by Offeror in accordance with its terms;
(e)                                  Offeror shall have determined, acting reasonably, that (i) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court, tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, and (ii) no Law shall have been proposed, enacted, promulgated or applied, in either case:
(i)                  to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to Offeror of the Common Shares, or the right of Offeror to own or exercise full rights of ownership of the Common Shares or the consummation of a Compulsory Acquisition or a Subsequent Acquisition Transaction;
(ii)               which, if the Offer (or any Compulsory Acquisition or any Subsequent Acquisition Transaction) were consummated, would reasonably be expected to have a Material Adverse Effect in respect of Miramar or Offeror;
(iii)            which would materially and adversely affect (i) the value of the Common Shares to Offeror, or (ii) the ability of Offeror to proceed with the Offer, effect any Compulsory Acquisition or Subsequent Acquisition Transaction and/or take up and pay for any Common Shares deposited under the Offer; or
(iv)           seeking to prohibit or limit the ownership or operation by Offeror of any material portion of the business or assets of Miramar or any Miramar Subsidiary or to dispose of or hold separate any material portion of the business or assets of Miramar or any Miramar Subsidiary as a result of the Offer (or any Compulsory Acquisition or any Subsequent Acquisition Transaction);
(f)                                    there shall not exist any prohibition at Law against Offeror making or maintaining the Offer or taking up and paying for any Common Shares deposited under the Offer or completing any Compulsory Acquisition or Subsequent Acquisition Transaction;
(g)                                 Offeror shall have determined, acting reasonably, that there does not exist and shall not have occurred (or, if there does exist or shall have occurred prior to the commencement of the Offer, there shall not have been disclosed, generally by way of press release and material change report or to Offeror in writing on or before the execution and delivery of this Agreement) any change (or any condition, event or development involving a prospective change) in the business, operations (including results of operations), properties, assets, liabilities (including contingent liabilities that may arise through outstanding, pending or threatened litigation), condition (financial or otherwise), operations, results of operations, prospects, of Miramar or any of the Miramar Subsidiaries that, when considered either individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect in respect of Miramar, or which, if the transactions contemplated by this Agreement were consummated, would be reasonably expected to have a Material Adverse Effect in respect of Offeror;
(h)                                 Miramar shall have complied in all material respects with its covenants and obligations under this Agreement to be complied with at or prior to the Expiry Time (without giving effect to, applying or taking into consideration any materiality qualification already contained in such covenant or obligation);
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(i)                                     all representations and warranties made by Miramar in this Agreement shall be true and correct at and as of the Expiry Time as if made at and as of such time (except for those expressly stated to speak at or as of an earlier time) without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation and warranty, where any inaccuracies in the representations and warranties, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect in respect of Miramar or materially and adversely affect the ability of Offeror to proceed with the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction or, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, reasonably be expected to have a Material Adverse Effect on Offeror; and
(j)                                     Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document filed by or on behalf of Miramar with any securities commission or similar securities regulatory authority in any of the provinces or territories of Canada or elsewhere or any applicable stock exchange or self-regulatory authority in Canada or elsewhere, including any prospectus, annual information form, financial statement, material change report, management proxy circular, feasibility study or executive summary thereof, press release or any other document so filed by Miramar which Offeror shall have determined in its reasonable judgment constitutes a Material Adverse Effect in respect of Miramar or, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, would reasonably be expected to have a Material Adverse Effect in respect of Offeror.
(k)                                  Offeror shall have determined in its reasonable judgment that there shall not have occurred, developed or come into effect or existence any event, action, state, condition or financial occurrence of national or international consequence, or any Law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever, that materially adversely affects the financial, banking or capital markets generally.

The foregoing conditions are for the sole benefit of Offeror and may be asserted by Offeror regardless of the circumstances giving rise to any such assertion, including any action or inaction by Offeror. Subject to the provisions of this Agreement at any time, Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time without prejudice to any other rights which Offeror may have. The failure by Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time.

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SCHEDULE B

REPRESENTATIONS AND WARRANTIES OF OFFEROR

1.                                                                                       Organization

Offeror is a corporation duly organized under the Laws of British Columbia. Offeror is validly existing and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as currently owned and conducted.

2.                                                                                       Authority and No Violation

(a)                                  Offeror has the necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Offeror and the consummation by Offeror of the Offer have been duly authorized by its board of directors and no other corporate proceedings on its part (including the approval of its shareholders) are necessary to authorize this Agreement or the Offer. This Agreement has been duly executed and delivered by Offeror and constitutes a legal, valid and binding obligation of Offeror, enforceable against it in accordance with its terms.

(b)                                 The authorization of this Agreement, the execution and delivery by Offeror of this Agreement and the performance by it of its obligations under this Agreement, and the consummation of the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction, will not result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provision of:

(i)                  the constating documents of Offeror;

(ii)               any applicable Laws, except to the extent that the violation or breach of, or default under, any applicable Laws, would not, individually or in the aggregate, reasonably be expected to materially adversely affect Offeror’s ability to perform its obligations under this Agreement;

(iii)            any note, bond, mortgage, indenture, contract, licence, permit or government grant to which Offeror is party or by which it is bound, except as would not, individually or in the aggregate, reasonably be expected to materially adversely affect Offeror’s ability to perform its obligations under this Agreement; or

(iv)           any judgment, decree, order or award of any Governmental Entity or arbitrator.

(c)                                  No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by Offeror in connection with consummation of the transactions contemplated by the Offer and this Agreement other than those which are contemplated by the Offer and this Agreement, except for such consents, approvals, orders or authorizations, or declarations or filings, as to which the failure to obtain or make would not, individually or the in aggregate, prevent or materially delay the consummation of the transactions contemplated by the Offer and this Agreement.

3.                                                                                       Financing Arrangements

Offeror has made adequate arrangements to ensure that the required funds are available to effect payment in full of the consideration for all of the Common Shares offered to be acquired pursuant to the Offer.

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SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF MIRAMAR

Miramar hereby represents and warrants to the Offeror, and acknowledges that the Offeror is relying upon these representations and warranties in connection with the entering into of this Agreement and the making of the Offer, that:

(a)                                  Incorporation and Organization:  Miramar and each Miramar Subsidiary has been incorporated and organized and is a valid and subsisting corporation under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now conducted or proposed to be conducted and to own or lease and operate the property and assets thereof and Miramar has all requisite corporate power and authority to enter into, execute and deliver this Agreement and to carry out the obligations thereof hereunder.

(b)                                 Extra-provincial Registration:  Miramar and each Miramar Subsidiary is licensed, registered or qualified as an extra-provincial or foreign corporation in all jurisdictions where the character of the property or assets thereof owned or leased or the nature of the activities conducted by it make licensing, registration or qualification necessary and is carrying on the business thereof in compliance with all applicable laws, rules and regulations of each such jurisdiction.

(c)                                  Authorized Capital:  Miramar is authorized to issue 500,000,000 Common Shares, of which, as of the date hereof, 220,807,634 Common Shares were issued and outstanding as fully paid and non-assessable shares.

(d)                                 Listing:  The Common Shares are listed on the Stock Exchanges.

(e)                                  Certain Securities Law Matters:  Miramar is a reporting issuer or the equivalent in the Reporting Jurisdictions, the Common Shares are registered under the Securities Exchange Act of 1934 (United States), as amended, and Miramar is not in default of any requirement of the Securities Legislation of any of the Reporting Jurisdictions or the Securities Exchange Act of 1934 (United States), as amended, or of any requirement of the Stock Exchanges.

(f)                                    Rights to Acquire Securities:  No person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issue of any of the unissued shares or other securities of Miramar, except for 7,809,080 Common Shares that are reserved for issue pursuant to outstanding Options and 18,500,000 Common Shares that are reserved for issue pursuant to outstanding Warrants.

(g)                                 Rights Plan:  The directors of Miramar have not adopted a shareholder rights plan or a similar plan and Miramar is not party to what is commonly referred to as a shareholder rights plan agreement.

(h)                                 Subsidiaries and Joint Ventures:  There are no Subsidiaries of Miramar other than the Subsidiaries disclosed in the Information.  There are no Joint Ventures other than Maximus Ventures Ltd. and Sherwood Copper Corporation.

(i)                                     Capital of Subsidiaries:  All of the outstanding shares of the Miramar Subsidiaries are issued and outstanding as fully paid and non-assessable shares and are legally and beneficially owned by Miramar and no person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issue of any of the unissued shares or other securities of any of the Miramar Subsidiaries or for the purchase or acquisition of any of the outstanding shares or other securities of any of the Miramar Subsidiaries.

(j)                                     Consents, Approvals and Conflicts:  None of the execution and delivery of this Agreement, the compliance by Miramar with the provisions of this Agreement or the consummation of the Contemplated Transactions, do or will (i) require the consent, approval, or authorization, order or agreement of, or registration or qualification with, any governmental agency, body or authority, court, stock exchange, securities regulatory authority or other person, except (A) such as have been obtained, (B) such as may be required under Applicable Securities Laws and the policies of the Stock Exchanges and will be obtained by the Closing Date, or (C) such as may be required under Regulatory Laws, or (ii) conflict with or result in any breach or violation of any of the provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which Miramar or any Miramar Subsidiary is a party or by which any of them or any of the properties or assets thereof is bound, or the constating documents of Miramar or any Miramar Subsidiary or any resolution passed by the directors (or any committee thereof) or shareholders of Miramar or any Miramar Subsidiary, or any statute or any judgment, decree, order, rule, policy or regulation of any court, Governmental Entity, arbitrator, stock exchange or securities regulatory authority applicable to Miramar or any Miramar Subsidiary or any of the properties or assets, except those that could not, individually in the aggregate, have a Material Adverse Effect in respect of Miramar.

(k)                                  Authority and Authorization:  Miramar has full corporate power and authority to enter into this Agreement and to do all acts and things and execute and deliver all documents as are required hereunder to be done, observed, performed or executed and delivered by it in accordance with the terms hereof and Miramar has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and to observe and perform the provisions of this Agreement in accordance with the provisions hereof.

(l)                                     Validity and Enforceability:  This Agreement has been authorized, executed and delivered by Miramar and constitutes a valid and legally binding obligation of Miramar enforceable against Miramar in accordance with the terms thereof.

(m)                               Public Disclosure:  Each of the documents filed by Miramar on the System for Electronic Document Analysis and Retrieval (SEDAR) or the Electronic Document Gathering, Analysis and Retrieval System (EDGAR) since January 1, 2006 is, as of the date thereof, in compliance in all material respects with the Applicable Securities Laws of the Reporting Jurisdictions and the United States and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Miramar which Miramar has not publicly disclosed which materially adversely affects, or so far as Miramar can reasonably foresee, will materially adversely affect, the assets, liabilities (contingent or otherwise), capital,

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affairs, business, prospects, operations or condition (financial or otherwise) of Miramar or the ability of Miramar to perform its obligations under this Agreement.

(n)                                 Timely Disclosure:  Miramar is in compliance with all timely disclosure obligations under the Applicable Securities Laws of the Reporting Jurisdictions and the United States, and, without limiting the generality of the foregoing, there has not occurred any material adverse change in the assets, liabilities (contingent or otherwise), capital, affairs, business, prospects, operations or condition (financial or otherwise) of Miramar or any Miramar Subsidiary which has not been publicly disclosed and none of the documents filed by or on behalf of Miramar pursuant to the Applicable Securities Laws of the Reporting Jurisdictions and the United States contain a misrepresentation (as such term is defined in the Securities Act (Ontario)) at the date of the filing thereof.

(o)                                 No Cease Trade Order:  No order preventing, ceasing or suspending trading in any securities of Miramar or prohibiting the issue and sale of securities by Miramar has been issued and no proceedings for either of such purposes have been instituted or, to the best of the knowledge of Miramar, are pending, contemplated or threatened.

(p)                                 Books and Records: The financial books, records and accounts of Miramar, and the Miramar  Subsidiaries, in all material respects: (i) have been maintained in accordance with accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Miramar and the Miramar Subsidiaries; and (iii) accurately and fairly reflect the basis for Miramar’s financial statements.

(q)                                 Disclosure Controls and Procedures: Miramar has devised and maintained a system of disclosure controls and procedures designed to ensure that information required to be disclosed by Miramar under applicable Law (including Applicable Securities Laws) is recorded, processed, summarized and reported within the time periods specified in the applicable Law.  Such disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by Miramar in Miramar’s reports and other filings under applicable Law ((including Applicable Securities Laws) is accumulated and communicated to Miramar’s management, including its chief executive officer and chief financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

(r)                                    Accounting Controls:  Miramar maintains internal control over financial reporting.  Miramar believes such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian generally accepted accounting principles and includes policies and procedures that: (i)  pertain to the maintenance of records that accurately and fairly reflect the transactions and dispositions of the assets of Miramar and its Subsidiaries; (ii)  provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with Canadian generally accepted accounting principles and that receipts and expenditures of Miramar and its Subsidiaries are being made only in accordance with authorizations of  management and directors of Miramar and its Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use of disposition of the Miramar’s and its

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Subsidiaries’ assets that could have a material effect on its financial statements.  There are no significant deficiencies in the design or operation of, or material weaknesses in, Miramar’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial information, and there is no known fraud that involves management or other employees who have a significant role in the Miramar’s internal control over financial reporting.  Since December 31, 2006, Miramar has received no (x) material complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) expressions of concern from employees of Miramar regarding questionable accounting or auditing matters.

(s)                                  Up-the-Ladder Reporting:  No attorney representing Miramar or any of its Subsidiaries, whether or not employed by Miramar or any of its Subsidiaries, has reported evidence of a violation of any Law, breach of fiduciary duty or similar violation by Miramar or any of its Subsidiaries or their respective officers, directors, employees or agents to Miramar’s chief legal officer (or persons performing similar functions), audit committee (or other committee designated for the purpose) of the board of directors or the board of directors.

(t)                                    Financial Statements:  The audited consolidated financial statements of Miramar for the year ended December 31, 2006, together with the auditors’ report thereon and the notes thereto, and the unaudited interim consolidated financial statements of Miramar for the three and six month periods ended June 30, 2007 and the notes thereto, have been prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent with prior periods (except as disclosed in such financial statements), and present fairly the financial condition and results of operations of Miramar on a consolidated basis as at the dates thereof and such financial statements contain no direct or implied statement of a material fact which is untrue on the date of such financial statements and do not omit to state any material fact which is required by Canadian generally accepted accounting principles or by applicable law to be stated or reflected therein or which is necessary to make the statements contained therein not misleading.

(u)                                 Changes in Financial Position:  Except as set forth in the Information or in Section (u) of the Disclosure Letter, since December 31, 2006, none of:

(i)                  Miramar or any Miramar Subsidiary has paid or declared any dividend or incurred any material capital expenditure or made any commitment therefore;

(ii)               Miramar or any Miramar Subsidiary has incurred any obligation or liability, direct or indirect, contingent or otherwise, except in the ordinary course of business and which is not, and which in the aggregate are not, material; and

(iii)            Miramar or any Miramar Subsidiary has entered into any material transaction.

(v)                                 Absence of Certain Changes or Events:  Since December 31,2006,

(i)                  Each of Miramar and the Miramar Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice; and

(ii)               There has not occurred any Material Adverse Effect with respect to Miramar or any event or occurrence that would, individually or together with other such

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events or occurrences, be reasonably expected to have a Material Adverse Effect with respect to Miramar.

(w)                               Flow Through Obligations:  Except as set forth in Section (w) of the Disclosure Letter, Miramar has:

(i)                  not entered into any agreements or made any covenants with any parties with respect to the issuance of “flow-through” shares or the incurring and renunciation of Canadian exploration expense, which amounts have not be fully expended and renounced as required thereunder;

(ii)               filed with Canada Revenue Agency and with the appropriate authorities in any other applicable jurisdiction within the time prescribed by subsection 66(12.68) of the Tax Act and the applicable Law of all other such jurisdictions the forms prescribed for the purposes of such legislation together with a copy with any other documents required to be filed by such legislation; and

(iii)            fulfilled all of its obligations to incur and renounce exploration expenses in the full amount of any subscription funds received pursuant to any flow-through common share subscription agreements.

(x)                                   Insolvency:  Neither Miramar nor any of the Miramar Subsidiaries has committed an act of bankruptcy or sought protection from the creditors thereof before any court or pursuant to any legislation, proposed a compromise or arrangement to the creditors thereof generally, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to be declared bankrupt or wound up, taken any proceeding to have a receiver appointed of any of the assets thereof, had any person holding any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement or other security interest or receiver take possession of any of the property thereof, had an execution or distress become enforceable or levied upon any portion of the property thereof or had any petition for a receiving order in bankruptcy filed against it.

(y)                                 No Contemplated Changes:  None of Miramar or any Miramar Subsidiary has approved, is contemplating, has entered into any agreement in respect of, or has any knowledge of:

(i)                  the purchase of any property or assets or any interest therein or the sale, transfer or other disposition of any property or assets or any interest therein currently owned, directly or indirectly, by Miramar or any Miramar Subsidiary whether by asset sale, transfer of shares or otherwise;

(ii)               the change of control (by sale or transfer of shares or sale of all or substantially all of the property and assets of Miramar or any Miramar Subsidiary or otherwise) of Miramar or any Miramar Subsidiary other than as contemplated in this Agreement; or

(iii)            a proposed or planned disposition of shares by any shareholder who owns, directly or indirectly, 5% or more of the outstanding shares of Miramar or any Miramar Subsidiary.

(z)                                   Insurance:  The assets of Miramar and of each Miramar Subsidiary and the business and operations thereof are insured against loss or damage with responsible insurers on a basis

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consistent with insurance obtained by reasonably prudent participants in a comparable business in comparable circumstances, such coverage is in full force and effect and Miramar and each Miramar Subsidiary has not failed to promptly give any notice or present any material claim thereunder.

(aa)                            Taxes and Tax Returns:  Miramar and each Miramar Subsidiary has filed in a timely manner all necessary Tax returns, elections, designations, forms and notices and all such returns, elections, designations, forms and notices are true complete and correct in all material respects. Miramar and each of its Subsidiaries has paid all applicable Taxes for all periods prior to the date hereof to the extent that such Taxes have become due or have been alleged to be due and none of Miramar or any Miramar Subsidiary is aware of any Tax deficiencies or interest or penalties accrued or accruing, or alleged to be accrued or accruing, thereon where, in any of the above cases, it might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), or in the earnings, business, affairs or prospects of Miramar or any Miramar Subsidiary. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax return by any of them or the payment of any material Tax, governmental charge, penalty, interest or fine against any of them. There are no material actions, suits, proceedings, investigations or claims now threatened or pending against Miramar or any Miramar Subsidiary which could result in a material liability in respect of Taxes, charges or levies of any Governmental Entity, penalties, interest, fines, assessments or reassessments or any matters under discussion with any Governmental Entity relating to Taxes, governmental charges, penalties, interest, fines, assessments or reassessments asserted by any such authority. Miramar and each Miramar Subsidiary has withheld (where applicable) from each payment to any non-resident of Canada and each of the present and former officers, directors, employees and consultants thereof the amount of all Taxes and other amounts, including, but not limited to, income Tax and other deductions, required to be withheld therefrom, and has paid the same or will pay the same when due to the proper Governmental Entity within the time required under applicable Tax legislation.

(bb)                          Compliance with Laws, Licenses and Permits:  Miramar and each Miramar Subsidiary has conducted and is conducting the business thereof in compliance in all material respects with all applicable laws, rules, regulations, tariffs, orders and directives of each jurisdiction in which it carries on business and possesses all material approvals, consents, certificates, registrations, authorizations, permits and licenses issued by the appropriate provincial, state, municipal, federal or other regulatory agency or body necessary to carry on the business currently carried on, or contemplated to be carried on, by it, is in compliance in all material respects with the terms and conditions of all such approvals, consents, certificates, authorizations, permits and licenses and with all laws, regulations, tariffs, rules, orders and directives material to the operations thereof, and none of Miramar or any Miramar Subsidiary has received any notice of the modification, revocation or cancellation of, or any intention to modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such approval, consent, certificate, authorization, permit or license which, singly or in the aggregate, if the subject of an unfavourable decision, order, ruling or finding, would materially adversely affect the conduct of the business or operations of, or the assets, liabilities (contingent or otherwise), condition (financial or otherwise) or prospects of, Miramar or any Miramar Subsidiary.

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(cc)                            Agreements and Actions:  Neither Miramar nor any Miramar Subsidiary is in violation of any term of the constating documents thereof. Neither Miramar nor any Miramar Subsidiary is in violation of any term or provision of any agreement, indenture or other instrument applicable to it which would, or could, individually or in the aggregate, result in a Material Adverse Effect with respect to Miramar, neither Miramar nor any Miramar Subsidiary is in default in the payment of any obligation owed which is now due and there is no action, suit, proceeding or investigation commenced, pending or, to the knowledge of Miramar after due inquiry, threatened which, either in any case or in the aggregate, might result in a material adverse effect on the business, condition (financial or otherwise), capital, affairs, prospects or operations of Miramar or any Miramar Subsidiary or in any of the material properties or assets thereof or in any material liability on the part of Miramar or any Miramar Subsidiary or which places, or could place, in question the validity or enforceability of this Agreement or any document or instrument delivered, or to be delivered, by Miramar pursuant hereto.

(dd)                          Owner of Property:  Miramar and the Miramar Subsidiaries are the absolute legal and beneficial owner of, and have good and marketable title to, all of its material property or assets, free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever, and no other property rights are necessary for the conduct of the business of Miramar or any Miramar Subsidiary as currently conducted or contemplated to be conducted, none of Miramar or any Miramar Subsidiary knows of any claim or the basis for any claim that might or could adversely affect the right thereof to use, transfer or otherwise exploit such property rights and, none of Miramar or any Miramar Subsidiary has any responsibility or obligation to pay any commission, royalty, licence fee or similar payment to any person with respect to the property rights thereof.

(ee)                            Mineral Rights:  Miramar and the Miramar Subsidiaries hold either freehold title, mining leases, mining claims or participating interests or other conventional property, proprietary or contractual interests or rights, recognized in the jurisdiction in which a particular property is located, in respect of the ore bodies and minerals located in properties in which Miramar and the Miramar Subsidiaries have an interest under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit Miramar or applicable Miramar Subsidiary to explore the minerals relating thereto, all such property, leases or claims and all property, leases or claims in which Miramar or any Miramar Subsidiary has an interest or right have been validly located and recorded in accordance with all applicable laws and are valid and subsisting, Miramar and the Miramar Subsidiaries have all necessary surface rights, access rights and other necessary rights and interests relating to the properties in which Miramar and the Miramar Subsidiaries have an interest granting Miramar or applicable Miramar Subsidiary the right and ability to explore for minerals, ore and metals for development purposes as are appropriate in view of the rights and interest therein of Miramar or applicable Miramar Subsidiary, with only such exceptions as do not materially interfere with the use made by Miramar or applicable Miramar Subsidiary of the rights or interests so held and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of Miramar or a Miramar Subsidiary.

(ff)                                Mineral Reserves Disclosure: The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources as at December 31, 2006 and publicly disclosed on April 4, 2007 have been prepared and disclosed in all material respects in accordance with accepted engineering practices and all applicable Laws.

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There has been no material reduction in the aggregate amount of estimated mineral reserves, estimated mineral resources or mineralized material of Miramar and the Miramar Subsidiaries, taken as a whole, from the amounts publicly disclosed on April 4, 2007.

(gg)                          Property Agreements:  Any and all of the agreements and other documents and instruments pursuant to which Miramar or any Miramar Subsidiary holds the property and assets thereof (including any interest in, or right to earn an interest in, any property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with terms thereof, none of Miramar or any Miramar Subsidiary is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged, and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, all leases, licences and claims pursuant to which Miramar or any Miramar Subsidiary derive the interests thereof in such property and assets are in good standing and there has been no material default under any such lease, licence or claim and all taxes required to be paid with respect to such properties and assets to the date hereof have been paid. None of the properties (or any interest in, or right to earn an interest in, any property) of Miramar or any Miramar Subsidiary is subject to any right of first refusal or purchase or acquisition right which is not disclosed in the Information.

(hh)                          No Defaults:  None of Miramar nor any Miramar Subsidiary is in default of any material term, covenant or condition under or in respect of any judgment, order, agreement or instrument to which it is a party or to which it or any of the property or assets thereof are or may be subject, and no event has occurred and is continuing, and no circumstance exists which has not been waived, which constitutes a default in respect of any commitment, agreement, document or other instrument to which Miramar or any Miramar Subsidiary is a party or by which it is otherwise bound entitling any other party thereto to accelerate the maturity of any amount owing thereunder or which could have a Material Adverse Effect with respect to Miramar.

(ii)                                  Employment Matters:

(i)                                     Miramar has provided to Offeror a complete list setting out the name of each director, officer or employee of Miramar who is a party to or a participant in any agreement, arrangement, plan, obligation or understanding providing for severance or termination or other payments in connection with the termination of the employment or engagement of, or resignation of, any such director, officer or employee of Miramar following a change of control of Miramar (each a “Change of Control Beneficiary”) and a description and calculation of the entitlements of each such person.

(ii)                                  Other than as provided to Offeror pursuant to Section (i) above, there are no written or oral agreements, arrangements, plans, obligations or understandings providing for severance or termination or other payments in connection with the termination of the employment or engagement of, or resignation of, any director, officer or employee of Miramar or any Miramar Subsidiary following a change of control of Miramar.

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(iii)                               Miramar has not declared or paid, or committed to declare or pay, any amount to any Change of Control Beneficiary in respect of a performance or incentive or other bonus in respect of all or any part of the 2007 calendar year or all or any part of any subsequent calendar year or in connection with the completion of the transactions contemplated by this Agreement.

(jj)                                  Compliance with Employment Laws:  Miramar and each Miramar Subsidiary is in compliance with all laws and regulations respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where such non-compliance would not constitute an adverse material fact concerning Miramar or any Miramar Subsidiary or result in an adverse material change to Miramar or any Miramar Subsidiary, and has not and is not engaged in any unfair labour practice, there is no labour strike, dispute, slowdown, stoppage, complaint or grievance pending or, to the best of the knowledge of Miramar after due inquiry, threatened against Miramar or any Miramar Subsidiary.  Other than as set forth in Section (jj) of the Disclosure Letter, no union representation question exists respecting the employees of Miramar or any Miramar Subsidiary and no collective bargaining agreement is in place or currently being negotiated by Miramar or any Miramar Subsidiary, neither Miramar nor any Miramar Subsidiary has received any notice of any unresolved matter and there are no outstanding orders under employment standards, human rights, occupational health and safety, workers’ compensation or any other similar legislation or employment or human rights legislation in any jurisdiction in which Miramar or any Miramar Subsidiary carries on business or has employees, no employee has any agreement as to the length of notice required to terminate his or her employment with Miramar or any Miramar Subsidiary in excess of twelve months or equivalent compensation and all benefit and pension plans of Miramar or any Miramar Subsidiary are funded in accordance with applicable laws and no past service funding liability exist thereunder.

(kk)                            Employee Plans:  Each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, pension, incentive or otherwise contributed to, or required to be contributed to, by Miramar or any Miramar Subsidiary for the benefit of any current or former officer, director, employee or consultant of Miramar or any Miramar Subsidiary has been maintained in material compliance with the terms thereof and with the requirements prescribed by any and all statutes, orders, rules, policies and regulations that are applicable to any such plan.

(ll)                                  Accruals:  All material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, federal or provincial pension plan premiums, accrued wages, salaries and commissions and payments for any plan for any officer, director, employee or consultant of Miramar or any Miramar Subsidiary have been accurately reflected in the books and records of Miramar.

(mm)                      Work Stoppage:  There has not been, and there is not currently, any labour trouble which is adversely effecting or could adversely effect, in a material manner, the conduct of the business of Miramar or any Miramar Subsidiary.

(nn)                          Environmental Compliance:  Miramar and the Miramar Subsidiaries:

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(i)                                     and the property, assets and operations thereof comply in all material respects with all applicable Environmental Laws (which term means and includes, without limitation, any and all applicable international, federal, provincial, state, municipal or local laws, statutes, regulations, treaties, orders, judgments, decrees, ordinances, official directives and all authorizations relating to the environment, occupational health and safety, or any Environmental Activity (which term means and includes, without limitation, any past, present or future activity, event or circumstance in respect of a Contaminant (which term means and includes, without limitation, any pollutants, dangerous substances, liquid wastes, hazardous wastes, hazardous materials, hazardous substances or contaminants or any other matter including any of the foregoing, as defined or described as such pursuant to any Environmental Law), including, without limitation, the storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation thereof, or the release, escape, leaching, dispersal or migration thereof into the natural environment, including the movement through or in the air, soil, surface water or groundwater));

(ii)                                  do not have any knowledge of, and have not received any notice of, any material claim, judicial or administrative proceeding, pending or threatened against, or which may affect, either Miramar or any Miramar Subsidiary or any of the property, assets or operations thereof, relating to, or alleging any violation of any Environmental Laws, Miramar is not aware of any facts which could give rise to any such claim or judicial or administrative proceeding and neither Miramar nor any Miramar Subsidiary nor any of the property, assets or operations thereof is the subject of any investigation, evaluation, audit or review by any Governmental Entity to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a release of any Contaminant into the environment, except for compliance investigations conducted in the normal course by any Governmental Entity;

(iii)                               have not given or filed any notice under any federal, state, provincial or local law with respect to any Environmental Activity, Miramar and the Miramar Subsidiaries do not have any liability (whether contingent or otherwise) in connection with any Environmental Activity except as set forth in Section (nn)(iii) of the Disclosure Letter and Miramar is not aware of any notice being given under any federal, state, provincial or local law or of any liability (whether contingent or otherwise) with respect to any Environmental Activity relating to or affecting Miramar or any Miramar Subsidiary or the property, assets, business or operations thereof,

(iv)                              do not store any hazardous or toxic waste or substance on the property thereof and have not disposed of any hazardous or toxic waste, in each case in a manner contrary to any Environmental Laws, and there are no Contaminants on any of the premises at which Miramar or any Miramar Subsidiary carries on business, in each case other than in compliance with Environmental Laws; and

(v)                                 except as disclosed in the Information, are not subject to any contingent or other liability relating to the restoration or rehabilitation of land, water or any other part of the environment or non-compliance with Environmental Law.

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(oo)                          No Litigation:  there are no actions, suits, proceedings, inquiries or investigations existing, pending or, to the knowledge of Miramar after due inquiry, threatened against or which adversely affect Miramar or any Miramar Subsidiary or to which any of the property or assets thereof is subject, at law or equity, or before or by any court, federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which may in any way materially adversely affect the condition (financial or otherwise), capital, property, assets, operations or business of Miramar or any Miramar Subsidiary or the ability of any of them to perform the obligations thereof and none of Miramar or any Miramar Subsidiary is subject to any judgment, order, writ, injunction, decree, award, rule, policy or regulation of any Governmental Entity, which, either separately or in the aggregate, may result in a Material Adverse Effect with respect to or may materially and adversely affect the ability of Miramar to perform its obligations under this Agreement.

(pp)                          Intellectual Property:  Miramar or a Miramar Subsidiary owns or possesses adequate enforceable rights to use all trademarks, copyrights and trade secrets used in the conduct of the business thereof and, to the knowledge of Miramar, after due inquiry, neither Miramar nor any Miramar Subsidiary is infringing upon the rights of any other person with respect to any such trademarks, copyrights or trade secrets and no other person has infringed any such trademarks, copyrights or trade secrets.

(qq)                          Non-Arms Length Transactions:  Neither Miramar owes any amount to, nor has Miramar or any Miramar Subsidiary made, arranged or modified (in any material way) any extension of credit, in the form of a personal loan or otherwise, or borrowed any amount from or is otherwise indebted to, any officer, director, employee or securityholder of any of them or any person not dealing at “arm’s length” (for the purposes of the Income Tax Act (Canada)) with any of them except for usual employee reimbursements and compensation paid in the ordinary and normal course of the business of Miramar or a Miramar Subsidiary. Except usual employee or consulting arrangements made in the ordinary and normal course of business, neither Miramar nor any Miramar Subsidiary is a party to any contract, agreement or understanding with any officer, director, employee or securityholder of any of them or any other person not dealing at arm’s length with Miramar and the Miramar Subsidiaries. No officer, director or employee of Miramar or any Miramar Subsidiary and no person which is an affiliate or associate of any of the foregoing persons, owns, directly or indirectly, any interest (except for shares representing less than 5% of the outstanding shares of any class or series of any publicly traded company) in, or is an officer, director, employee or consultant of, any person which is, or is engaged in, a business competitive with the business of Miramar or any Miramar Subsidiary which could materially adversely impact on the ability to properly perform the services to be performed by such person for Miramar or any Miramar Subsidiary. No officer, director, employee or securityholder of Miramar or any Miramar Subsidiary has any cause of action or other claim whatsoever against, or owes any amount to, Miramar or any Miramar Subsidiary except for claims in the ordinary and normal course of the business of Miramar such as for accrued vacation pay or other amounts or matters which would not be material to Miramar.

(rr)                                HSR Act:  Miramar and its affiliates do not have sufficient United States assets or sales in or into the United States to subject the transactions contemplated in the Agreement, including the Offer, any Compulsory Acquisition or any Subsequent Acquisitions Transaction, to the HSR Act.

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(ss)                            Foreign Private Issuer:  Miramar is a “foreign private issuer” which has a substantial U.S. market interest (as such terms are defined in Regulation S) in its Common Shares.

(tt)                                U.S Reporting Issuer:  Miramar is a “reporting issuer” (as such term is defined in Regulation S).

(uu)                          Cumulative Breach: The breaches, if any, of the representations made by Miramar in this Agreement that would occur if all references in such representations to phrases concerning materiality were deleted, are not breaches that in the aggregate: (i) represent circumstances which have or would reasonably be expected to have a Material Adverse Effect with respect to Miramar or, in the event that any Contemplated Transaction were consummated, would reasonably be expected to materially adversely affect Miramar’s ability to perform its obligations under this Agreement.

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